                                                                     Exhibit 2.1
                                                                MERGER AGREEMENT
                                                                  EXECUTION COPY





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                          AGREEMENT AND PLAN OF MERGER
                           AND PLAN OF REORGANIZATION

                                  by and among

                            HORMEL FOODS CORPORATION,

                         BADGER ACQUISITION CORPORATION,

                               JEROME FOODS, INC.

                                       and

                                JEROME K. JEROME

                                      dated

                                JANUARY 22, 2001







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

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I THE MERGER...........................................................3
1.01     The Merger............................................................3
1.02     Effect of the Merger..................................................3
1.03     Effective Time........................................................4
1.04     Directors and Officers................................................4
1.05     Articles of Incorporation; Bylaws.....................................4
1.06     Taking of Necessary Action; Further Action............................4
1.07     The Closing...........................................................5

ARTICLE II CONVERSION OF SECURITIES............................................5
2.01     Conversion of Securities..............................................5
2.02     Dissenting Shares.....................................................6
2.03     Payment of Merger Consideration for Company Common Stock..............7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................9
3.01     Incorporation and Corporate Power.....................................9
3.02     Execution, Delivery; Valid and Binding Agreement.....................10
3.03     Approval of the Articles of Merger; Meeting of Company Shareholders..10
3.04     No Breach............................................................10
3.05     Governmental Authorities; Consents...................................11
3.06     Capital Stock........................................................11
3.07     Subsidiaries.........................................................11
3.08     Financial Statements.................................................13
3.09     Absence of Undisclosed Liabilities...................................14
3.10     No Material Adverse Change...........................................15
3.11     Absence of Certain Developments......................................15
3.12     Title to Properties..................................................18
3.13     Accounts Receivable..................................................19
3.14     Product Quality and Labeling Standards; No Disease, Etc..............19
3.15     Inventory............................................................20
3.16     Tax Matters..........................................................20
3.17     Contracts and Commitments............................................23
3.18     Intellectual Property Rights.........................................25
3.19     Litigation...........................................................26
3.20     Warranties...........................................................26
3.21     Employees............................................................26
3.22     Employee Benefits....................................................28
3.23     Insurance............................................................31
3.24     Affiliate Transactions...............................................31
3.25     Customers and Suppliers..............................................32
3.26     Compliance with Laws; Permits........................................32
3.27     Environmental Matters................................................33



3.28     Brokerage............................................................36
3.29     Disclosure...........................................................36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB.............36
4.01     Incorporation and Corporate Power....................................37
4.02     Execution, Delivery; Valid and Binding Agreement.....................37
4.03     No Breach............................................................37
4.04     Merger Subsidiary....................................................37
4.05     Governmental Authorities; Consents...................................38
4.06     Adoption of Key Employee Compensation Plan...........................38

ARTICLE V COVENANTS OF THE COMPANY............................................38
5.01     Conduct of the Business..............................................38
5.02     Access to Books and Records..........................................41
5.03     Approval of Company Shareholders.....................................42
5.04     Regulatory Filings...................................................42
5.05     Conditions...........................................................43
5.06     No Negotiations, etc.................................................43
5.07     Required Consents....................................................43
5.08     Closing Certificates.................................................43
5.09     Benefit Plans........................................................43
5.10     Accounting Policies and Procedures...................................44
5.11     Disposition..........................................................44
5.12     Tax Covenants........................................................44
5.13     Payoff of Debt; Jarvela..............................................45
5.14     Environmental Matters................................................46
5.15     Excluded Land........................................................51
5.16     Farm Permits and Consents............................................51

ARTICLE VI COVENANTS OF BUYER AND MERGER SUB..................................54
6.01     Regulatory Filings...................................................54
6.02     Conditions...........................................................54
6.03     Approvals and Consents...............................................54
6.04     Closing Certificates.................................................55
6.05     Confidentiality......................................................55
6.06     WARN Act.............................................................55
6.07     Employee Benefits....................................................55
6.08     Cooperation in Obtaining Shareholder Approval........................55

ARTICLE VII CONDITIONS TO CLOSING.............................................56
7.01     Conditions to Buyer's and Merger Sub's Obligations...................56
7.02     Conditions to the Company's Obligations..............................60

ARTICLE VIII TERMINATION......................................................61
8.01     Termination..........................................................61



8.02     Effect of Termination................................................62

ARTICLE IX POST-CLOSING ADJUSTMENT............................................62
9.01     Preparation of Closing Date Balance Sheet............................62
9.02     Determination of Closing Date Working Capital........................63
9.03     Adjustment of Merger Consideration...................................63
9.04     Definition of Working Capital; Estimate..............................64

ARTICLE X ADDITIONAL AGREEMENTS...............................................65
10.01    Merger Expenses......................................................65
10.02    Broker's or Finder's Fees............................................65

ARTICLE XI SURVIVAL; INDEMNIFICATION..........................................65
11.01    Survival of Representations and Warranties and Third Party Claims....65
11.02    Indemnification......................................................67
11.03    Method of Asserting Claims...........................................69
11.04    Limitations on Indemnity.............................................71
11.05    Escrow Amount........................................................74
11.06    Exclusivity..........................................................75
11.07    Merger Consideration Adjustment......................................75
11.08    Insurance............................................................75

ARTICLE XII THE SHAREHOLDER REPRESENTATIVE AND ESOP TRUSTEE...................76
12.01    Appointment..........................................................76
12.02    Election and Replacement.............................................76
12.03    Authority............................................................76
12.04    No Liability of Buyer................................................77

ARTICLE XIII CERTAIN TAX MATTERS..............................................77
13.01    Tax Periods Ending On or Before or Including the Effective Date......77
13.02    Refunds and Tax Benefits.............................................77
13.03    Certain Buyer Covenants..............................................77
13.04    Cooperation on Tax Matters...........................................77
13.05    Allocation of Taxes..................................................79

ARTICLE XIV MISCELLANEOUS.....................................................79
14.01    Press Releases and Announcements.....................................79
14.02    Further Assurances...................................................80
14.03    Amendment and Waiver.................................................80
14.04    Notices..............................................................80
14.05    Assignment...........................................................81
14.06    Severability.........................................................81
14.07    Complete Agreement...................................................82
14.08    Counterparts.........................................................82
14.09    Governing Law........................................................82

                                    EXHIBITS

EXHIBIT A-1      AUTO DEALERSHIP LAND
EXHIBIT A-2      LEASE FOR AUTO DEALERSHIP LAND

EXHIBIT B        COMPANY SHAREHOLDERS

EXHIBIT C        ARTICLES OF MERGER

EXHIBIT D        DIRECTORS AND OFFICERS

EXHIBIT E        ESCROW AGREEMENT

EXHIBIT F        INDIVIDUALS WITH KNOWLEDGE

EXHIBIT G        KEY EMPLOYEE COMPENSATION PLAN

EXHIBIT H        [INTENTIONALLY OMITTED]

EXHIBIT I-1      ASSESSED REAL PROPERTY
EXHIBIT I-2      REMEDIATION SCOPES OF WORK

EXHIBIT J-1      UNWANTED REAL PROPERTY
EXHIBIT J-2      UNWANTED REAL PROPERTY SUBJECT TO RESTRICTIVE COVENANT, OPTION
                 TO PURCHASE AND RIGHT OF FIRST REFUSAL
EXHIBIT J-3      FORM OF RESTRICTIVE COVENANT
EXHIBIT J-4      FORM OF OPTION TO PURCHASE AND RIGHT OF FIRST REFUSAL
EXHIBIT J-5      UNWANTED REAL PROPERTY SUBJECT TO LEASE
EXHIBIT J-6      FORM OF LEASE OF UNWANTED REAL PROPERTY

EXHIBIT K        EMPLOYMENT AGREEMENT

EXHIBIT L        INDEMNIFICATION AGREEMENT

EXHIBIT M        OPINION OF COUNSEL TO THE COMPANY

EXHIBIT N        OPINION OF COUNSEL TO BUYER

EXHIBIT O        GUARANTY


                                  DEFINED TERMS


         Term                                              Section
         ----                                              -------

         AGREEMENT                                         Recitals
         ALLOCATED GOODWILL                                Section 5.16(b)(i)
         ANNUAL FINANCIAL STATEMENTS                       Section 3.08(b)
         ARTICLES OF MERGER                                Section 1.01
         ASSESSED REAL PROPERTY                            Section 5.14(a)
         AUTO DEALERSHIP LAND                              Recitals
         BALANCE SHEET DATE                                Section 3.08(a)
         BARRON TREATMENT PLANT                            Section 11.02(a)
         BASKET AMOUNT                                     Section 11.04(a)
         BENEFIT PLANS                                     Section 3.22(a)
         BUSINESS                                          Recitals
         BUYER                                             Recitals
         BUYER INDEMNIFIED PARTIES                         Section 11.02(a)
         BUYER RELATED DOCUMENTS                           Section 11.02(b)
         BUYER'S REPRESENTATIVES                           Section 5.02
         CERTIFICATE                                       Section 2.03(a)
         CAP AMOUNT                                        Section 11.04(a)
         CLOSING                                           Section 1.07
         CLOSING DATE                                      Section 1.07
         CLOSING BALANCE SHEET                             Section 9.01
         CLOSING DATE WORKING CAPITAL                      Section 9.04
         CLOSURE DETERMINATION                             Section 5.14(g)
         CODE                                              Section 3.16(a)
         COMPANY                                           Recitals
         COMPANY COMMON STOCK                              Recitals
         COMPANY ANNUAL FINANCIAL STATEMENTS               Section 3.08(a)
         COMPANY FINANCIAL STATEMENTS                      Section 3.08(a)
         COMPANY INTERIM FINANCIAL STATEMENTS              Section 3.08(a)
         COMPANY LATEST BALANCE SHEET                      Section 3.08(a)
         COMPANY SHAREHOLDERS                              Recitals
         CONFIDENTIALITY AGREEMENT                         Section 6.05
         CONSTITUENT CORPORATIONS                          Recitals
         CONTEST                                           Section 5.16(b)(i)
         CONVEYANCE COSTS                                  Section 5.16(b)(i)
         DEBT                                              Section 5.13(a)
         DEBT PAYOFF INSTRUMENTS                           Section 5.13(a)
         DISCLOSURE SCHEDULE                               Article III
         DISPOSITION                                       Recitals
         DISSENTING SHARES                                 Section 2.02
         EFFECTIVE DATE                                    Section 1.03
         EFFECTIVE TIME                                    Section 1.03
         ENVIRONMENTAL CONDITION                           Section 5.14(f)



         ENVIRONMENTAL CONSULTANT                          Section 5.14(c)
         ENVIRONMENTAL LAWS                                Section 3.27(a)(ii)
         ENVIRONMENTAL PERMITS                             Section 3.27(c)
         ERISA                                             Section 3.22(a)
         ESCROW AGENT                                      Section 2.01(b)
         ESCROW AGREEMENT                                  Section 2.01(b)
         ESCROW AMOUNT                                     Section 2.01(b)
         ESCROW FUND                                       Section 2.01(b)
         ESOP                                              Recitals
         ESOP SHAREHOLDERS PERCENTAGE                      Section 9.03(a)
         EXCLUDED REAL PROPERTY                            Section 3.12(a)
         EXPERT                                            Section 9.02
         FARIBAULT BONDS                                   Section 5.13(a)
         FARIBAULT WELL                                    Section 11.02(a)
         FARM CONSENTS                                     Section 5.16(a)
         FINANCIAL STATEMENTS                              Section 3.08(b)
         FOOD ACTS                                         Section 3.14
         FOOD AND DRUG ACT                                 Section 3.14
         GAAP                                              Section 3.08(c)
         HSR ACT                                           Recitals
         HAZARDOUS MATERIALS                               Section 3.27(a)(i)
         INCLUDED LAND                                     Section 5.15
         INCLUDED SUBSIDIARY OR INCLUDED SUBSIDIARIES      Section 3.07(b)
         INDEMNIFICATION ESCROW AMOUNT                     Section 2.01(b)
         INDEMNIFICATION ESCROW PERIOD                     Section 11.05(c)
         INDEMNIFIED PARTY                                 Section 11.03
         INDEMNIFYING PARTY                                Section 11.03
         INITIAL CAP PERIOD                                Section 11.04(a)(i)
         INSIDERS                                          Section 3.24
         INTERIM PERIOD                                    Section 3.08(a)
         INSURANCE SUBSIDIARY                              Recitals
         INSURANCE SUBSIDIARY EQUITY INTERESTS             Recitals
         INSTRUMENT                                        Section 12.03
         INTERIM FINANCIAL STATEMENTS                      Section 3.08(b)
         JARVELA RELEASE                                   5.13(b)
         JOHNSON AUTO                                      Recitals
         JOHNSON AUTO SHARES                               Recitals
         KEY EMPLOYEE COMPENSATION PLAN                    Section 4.06
         KNOWLEDGE                                         Article III
         LONG RANGE PLAN                                   Section 3.27(f)
         LOSS PAYMENT                                      Section 11.02(c)
         LOSSES                                            Section 11.02(a)
         MAJORITY                                          Section 12.02
         MEAT INSPECTION ACT                               Section 3.14
         MERGER                                            Recitals
         MERGER CONSIDERATION                              Section 2.01(a)



         MERGER EXPENSES                                   Section 10.01
         MERGER SUB                                        Recitals
         MEXICAN SUBSIDIARY                                Recitals
         MEXICAN SUBSIDIARY EQUITY INTERESTS               Recitals
         NEWCO                                             Recitals
         NON-ESOP SHAREHOLDERS PERCENTAGE                  Section 9.03(a)
         OTHER BENEFITS ARRANGEMENTS                       Section 3.22(a)
         OTHER BUSINESS                                    Recitals
         PERMITTED LIENS                                   Section 3.11(b)
         PERMITS                                           Section 3.26(b)
         PLAN OF MERGER                                    Section 1.03
         POLISH JOINT VENTURE COMPANIES                    Recitals
         POLISH JOINT VENTURE EQUITY INTERESTS             Recitals
         POST-CLOSING ADJUSTMENT ESCROW AMOUNT             Section 2.01(b)
         POULTRY INSPECTION ACT                            Section 3.14
         PRE-CLOSING COMPENSATION PLAN TERMINATION         Section 5.09(b)
         PRO FORMA ANNUAL FINANCIAL STATEMENTS             Section 3.08(b)
         PRO FORMA FINANCIAL STATEMENTS                    Section 3.08(b)
         PRO FORMA INTERIM FINANCIAL STATEMENTS            Section 3.08(b)
         PRO FORMA LATEST BALANCE SHEET                    Section 3.08(b)
         REAL PROPERTY                                     Section 3.12
         REAL PROPERTY LEASES                              Section 3.12
         RELATED AGREEMENTS                                Section 7.01(f)
         RELEASE                                           Section 3.27(a)(iii)
         REMEDIABLE CONDITION                              Section 5.14(d)
         REMEDIATE                                         Section 5.14(f)
         REMEDIATION SCOPE OF WORK                         Section 5.14(c)
         REQUIRED CONSENT                                  Section 5.07
         RETAINED CASH                                     Section 11.05(d)
         RETURNED CASH                                     Section 11.05(d)
         RETURNS                                           Section 3.16
         SCHEDULED FARM                                    Section 5.16(a)
         SCHEDULED FARMS                                   Section 5.16(a)
         SECOND CAP PERIOD                                 Section 11.04(a)(ii)
         SELLER RELATED DOCUMENTS                          Section 11.02(a)
         SHAREHOLDER INDEMNIFIED PARTIES                   Section 11.02(b)
         SHAREHOLDER REPRESENTATIVE                        Recitals
         SHARES                                            Recitals
         SUBSIDIARY OR SUBSIDIARIES                        Section 3.07(a)
         SURVIVAL PERIOD OR SURVIVAL PERIODS               Section 11.01(a)
         SURVIVING CORPORATION                             Section 1.01
         SURVIVING CORPORATION COMMON STOCK                Section 2.01(c)
         TARGET WORKING CAPITAL                            Section 9.03
         TAX AFFILIATE OR TAX AFFILIATES                   Section 3.16
         TAXES                                             Section 3.16
         TERMINATED COMPENSATION PLANS                     Section 5.09(b)



         THIRD PARTY CLAIM                                 Section 11.03(a)
         THIRD PARTY CLAIM NOTICE                          Section 11.03(a)
         TRANSFERRED FACILITY                              Section 5.16(b)(i)
         TRANSMITTAL MATERIALS                             Section 2.03(a)
         UNWANTED REAL PROPERTY                            Section 5.15
         WELFARE PLAN                                      Section 3.22(b)(xiii)
         WISCONSIN STATUTES                                Recitals


                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER AND PLAN OF REORGANIZATION (this "AGREEMENT"), dated as of January 22, 2001, is made and entered into by and among HORMEL FOODS CORPORATION, a Delaware corporation ("BUYER"), BADGER ACQUISITION CORPORATION, a Wisconsin corporation and wholly owned subsidiary of Buyer ("MERGER SUB"), JEROME FOODS, INC., a Wisconsin corporation doing business as The Turkey Store Company (the "COMPANY"), and JEROME K. JEROME (the "SHAREHOLDER REPRESENTATIVE"), acting solely in his capacity as representative of the shareholders of the Company, other than the Jerome Foods Employees' Stock Ownership Plan (the "ESOP"). Merger Sub and the Company are hereinafter sometimes collectively referred to as the "CONSTITUENT CORPORATIONS."

         WHEREAS, the Company is engaged primarily in the business of producing, processing, marketing, distributing and selling fresh, frozen and processed turkey products (the "BUSINESS");

         WHEREAS, the Company is also engaged in certain other businesses unrelated to the Business (collectively, the "OTHER BUSINESS"), which Other Business includes (i) the marketing and sale of automobiles through the Barron Sales and Service division of the Company, including the land related thereto to the extent included in Unwanted Real Property under Section 5.15 hereof, and through Johnson Bros. Auto Inc., a Wisconsin corporation ("JOHNSON AUTO"), of which the Company owns seventy-five (75) shares of the issued and outstanding common stock, without par value (the "JOHNSON AUTO SHARES"), constituting sixty-five and twenty-two hundredths percent (65.22%) of all of the issued and outstanding shares of common stock and other capital stock or equity or ownership interests of Johnson Auto; PROVIDED, HOWEVER, that the land described in EXHIBIT A-1 (the "AUTO DEALERSHIP LAND") shall be deemed to be part of the Business and not part of the Other Business, PROVIDED, further, that such Auto Dealership Land shall, after the Closing (defined herein) be leased by the Company to Johnson Auto pursuant to the Lease Agreement attached hereto as EXHIBIT A-2, (ii) the provision of insurance through Riverton Insurance Co. Ltd, a company organized under the laws of Barbados ("INSURANCE SUBSIDIARY"), of which the Company owns all of the issued and outstanding capital stock or other equity or ownership interests (the "INSURANCE SUBSIDIARY EQUITY INTERESTS"),
(iii) the processing, marketing, distributing and selling of turkey products in Poland through Indykpol S.A., Lubdrob S.A. and Frednowy Sp z.o.o., each of which is a company organized under the laws of Poland (the "POLISH JOINT VENTURE COMPANIES"), of which the Company owns 1,191,183, 346,451 and 142 shares, respectively, of the issued and outstanding shares of such Polish Joint Venture Companies constituting 40.63%, 15.61% and 19.9%, respectively, of the issued and outstanding shares of common stock and other capital stock or equity or ownership interests of such Polish Joint Venture Entities (the "POLISH JOINT VENTURE EQUITY INTERESTS"); (iv) the processing, marketing, distributing and selling of turkey products in Mexico through Jerome Mezoro S.A. de C.V., which is a company organized under the laws of Mexico (the "MEXICAN SUBSIDIARY"), of which the Company owns 98 of 100 of the issued and outstanding "Series A" shares and 158,117, constituting all, of the issued and outstanding "Series B" shares of such Mexican Subsidiary ("Series A" shares and "Series B" shares constitute all of authorized and outstanding shares of capital stock or equity or ownership interests of such Mexican Subsidiary) (the "MEXICAN SUBSIDIARY EQUITY INTERESTS"); (v) the Unwanted Real Property, as described in Section 5.15 hereof; (vi) the
Company's interest in a $135,000 receivable owed by Larry Jerome; (vii) the Company's interest in certain Split Dollar Life Insurance Policies for payments made on behalf of Jerome family shareholders; (viii) the Company's interest in the cash surrender value of certain insurance policies and the Company's obligation to repay certain amounts borrowed against such cash surrender value; (ix) the Company's interest in certain life insurance policies on the life of Wallace Jerome; and (x) the Company's interest in certain publicly traded stocks held in a brokerage account at Merrill Lynch, Pierce, Fenner & Smith Incorporated;

         WHEREAS, the Company intends to separate the Other Business from the Business by (i) disposing of all the assets, liabilities and business of the Other Business, including the Johnson Auto Shares, the Insurance Subsidiary Equity Interests, the Polish Joint Venture Equity Interests, the Mexican Subsidiary Equity Interests, the Unwanted Real Property, the Company's interest in the receivable from Larry Jerome, the Company's interest in certain Split Dollar Life Insurance Policies for payments made on behalf of Jerome family shareholders, the Company's interest in the cash surrender value of certain insurance policies and the Company's obligation to repay certain amounts borrowed against such cash surrender value, the Company's interest in certain life insurance policies on the life of Wallace Jerome, the Company's interest in certain publicly traded stocks held in a brokerage account at Merrill Lynch, Pierce, Fenner & Smith Incorporated and the deferred compensation liability for Wallace H. Jerome through the contribution prior to the Merger of such assets, liabilities and business of the Other Business to Our Family, LLP and Our Family MN, LLP, each a newly formed Wisconsin limited liability partnership of which the Company owns approximately 97.82% of the partnership interests of Our Family MN, LLP and Jerome K. Jerome owns approximately 2.18% of the partnership interests and the Company owns approximately 99.55% of the partnership interests of Our Family, LLP and Jerome K. Jerome owns approximately 0.45% of the partnership interests, and Our Family I, LLC, a newly formed Wisconsin limited liability company which is wholly owned by Our Family, LLP (each, a "NEWCO") and the exchange of all of the partnership interests or membership interests, as applicable, of each Newco held by the Company in redemption of a number of Shares (as defined below) of the Company Common Stock (as defined below) to be determined by the Company and the Company Shareholders exchanging such Shares (the "DISPOSITION"), and (ii) retaining all of the assets and business of, and liabilities incurred in the ordinary course of business related to, the Business in the Company, including the Auto Dealership Land which shall be retained by the Company and not be subject to the Disposition;

         WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that, after consummation of the Disposition, Merger Sub be merged with and into the Company in accordance with the Wisconsin Statutes (the "WISCONSIN STATUTES") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will become a wholly owned subsidiary of Buyer (the "MERGER");

         WHEREAS, the shareholders of the Company set forth on EXHIBIT B hereto (the "COMPANY SHAREHOLDERS") collectively own 1,304,806 shares (the "SHARES") of common stock of the Company, par value $.10 per share (the "COMPANY COMMON STOCK"), such Shares constituting all of the issued and outstanding shares of Common Stock or other capital stock or equity or ownership interests of the Company;

         WHEREAS, certain Company Shareholders, other than the ESOP, have entered in to a Shareholder Voting Agreement with Buyer of even date herewith pursuant to which such shareholders have agreed to vote their Shares in favor of this Agreement and the Merger;

         WHEREAS, each of Buyer and the Company has filed a notification and report form with respect to the Merger under the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), and has received notification that the waiting periods with respect thereto have expired; and

         WHEREAS, Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement and in the Articles of Merger (as defined in Section 1.01 hereof), the parties hereto hereby agree as follows:


                                  ARTICLE I
                                  THE MERGER

1.01     THE MERGER.

         At the Effective Time (as defined in Section 1.03 hereof), Merger Sub shall be merged with and into the Company upon the terms and conditions set forth herein and in the Articles of Merger, a copy of which is attached hereto as EXHIBIT C (the "ARTICLES OF MERGER"), as permitted by and in accordance with Section 180.1105 of the Wisconsin Statutes. Thereupon, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "SURVIVING CORPORATION."

1.02     EFFECT OF THE MERGER.

         At the Effective Time, the separate existence of Merger Sub will cease, and the Surviving Corporation shall succeed to all the rights and property, and be subject to all the liabilities of, the Constituent Corporations, all without further act or deed and with the effects set forth in Section 180.1106 of the Wisconsin Statutes.

1.03     EFFECTIVE TIME.

         The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, PROVIDED THAT this Agreement has not been terminated pursuant to Article VIII hereof, and the parties hereto will cause a copy of the Articles of Merger, together with a Plan of Merger attached to the Articles of Merger (the "PLAN OF MERGER"), to be executed, delivered and filed with the Department of Financial Institutions of the State of Wisconsin as provided in Section 180.1105 of the Wisconsin Statutes. The Merger shall become effective immediately upon the receipt of the Articles of Merger and Plan of Merger by the Department of Financial Institutions of the State of Wisconsin and the subsequent acceptance of the Articles of Merger and Plan of Merger as "filed" by the Department of Financial Institutions of the State of Wisconsin. The date on which the Merger shall become effective is referred to herein as the "EFFECTIVE DATE," and the time on the Effective Date at which the Merger shall become effective is referred to herein as the "EFFECTIVE TIME."

1.04     DIRECTORS AND OFFICERS.

         From and after the Effective Time, the directors and the officers of the Surviving Corporation shall be the persons listed on EXHIBIT D hereto. Such directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Bylaws of the Surviving Corporation.

1.05     ARTICLES OF INCORPORATION; BYLAWS.

         From and after the Effective Time and until further amended in accordance with applicable law, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation, EXCEPT that
         Article I thereof shall be amended to change the name of the Surviving Corporation to "The Turkey Store Company." From and after the Effective Time and until further amended in accordance with applicable law, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

1.06     TAKING OF NECESSARY ACTION; FURTHER ACTION.

         Buyer, Merger Sub and the Company, respectively, shall each use its commercially reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Wisconsin Statutes at the time specified in Section 1.03 hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving

         Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

1.07     THE CLOSING.

         (a) The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Dorsey & Whitney LLP at 220 South Sixth Street, Minneapolis, Minnesota, or such other location as the parties may mutually agree. The Closing will be effective as of the Effective Time and the date on which the Effective Time occurs is sometimes referred to herein as the "CLOSING DATE".

         (b) The parties shall deliver to each other the documents required to be delivered pursuant to Article VII hereof at the Closing.


                                  ARTICLE II
                           CONVERSION OF SECURITIES

2.01     CONVERSION OF SECURITIES.

         At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, the Surviving Corporation or the holder of any of the following securities:

         (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned or held in treasury by the Company or any direct or indirect subsidiary of the Company and (ii) any Dissenting Shares (as defined in
                  Section 2.02 hereof)) shall be canceled and extinguished and be converted into and become a right to receive an amount in cash, without interest, equal to (x) $334.4 million minus the amount of Debt of the Company and each Included Subsidiary at the Effective Time that has not been paid in full prior to Effective Time in accordance with Section 5.13 hereof divided by (y) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time and any other shares of capital stock of the Company and any other securities of the Company convertible into or exchangeable for shares of capital stock of the Company outstanding immediately prior to such time (the "MERGER CONSIDERATION").

         (b) An amount of the Merger Consideration (the "ESCROW AMOUNT") equal to the sum of (i) $5.0 million (the "POST-CLOSING ADJUSTMENT ESCROW AMOUNT"), (ii)(A) the aggregate retention amount for all insurance obtained by or for the benefit of the Company Shareholders with respect to their obligations under Article XI hereof plus (B) $2.5 million (the "INDEMNIFICATION ESCROW AMOUNT") and (iii) $2.0 million (the "ENVIRONMENTAL REMEDIATION ESCROW AMOUNT"), shall be deposited by Buyer with U.S. Bank, National Association (the "ESCROW AGENT") to be held in escrow (the "ESCROW FUND") pursuant to the terms of the Escrow Agreement, in the form attached hereto as EXHIBIT E (the "ESCROW AGREEMENT"), among Buyer, the Shareholder Representative and the Escrow Agent in accordance with the terms of this Agreement. The Escrow Amount shall be deducted, pro rata, from the Merger Consideration that would, but for the establishment of the Escrow Fund, otherwise be issued to the Company Shareholders at the Effective Time. The Company Shareholders shall be entitled to the rights and remedies with respect to the Escrow Amount described in Sections 9.03 and 11.05 hereof.
                  For all purposes, including without limitation financial reporting and income taxation, the Escrow Amount, together with any investment income thereon, shall constitute Merger Consideration under this Agreement which is contingent upon disbursement to the Company Shareholders from the Escrow
                  Fund on the terms and conditions contained in this Agreement and the Escrow Agreement.

         (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned or held in treasury by the Company or any direct or indirect subsidiary of the Company shall be canceled and extinguished, and no payment shall be made with respect thereto.

         (d) Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable (subject to Section 180.0622(2)(b) of the Wisconsin Statutes) share of common stock, $.10 par value, of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK").

2.02     DISSENTING SHARES.

         (a)      Notwithstanding anything in this Agreement to the contrary, if
                  Section 180.1302 of the Wisconsin Statutes shall be applicable to the Merger, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by Company Shareholders who have not consented to the Merger or, in the event a meeting of Shareholders is held to approve the Merger, have not voted such shares in favor of the Merger, who shall have delivered a written demand for the fair value of such shares in the manner provided in Section 180.1323 of the Wisconsin Statutes, who shall have submitted such shares for endorsement, and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.01 hereof, but the holders thereof shall be entitled only to such rights as are granted by
                  Section 180.1325 of the Wisconsin Statutes. Each holder of

                  Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 180.1325 of the Wisconsin Statutes shall receive payment therefor from the Surviving Corporation in accordance with the Wisconsin Statutes; PROVIDED, HOWEVER, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares (with the consent of the Company) or lost such holder's right to appraisal and payment of such shares, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration, as provided in Section 2.01 hereof.

         (b) The Company shall give Buyer (i) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Section
                  180.1323 of the Wisconsin Statutes received by the Company and
                  (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under
                  Section 180.1325 of the Wisconsin Statutes. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

2.03     PAYMENT OF MERGER CONSIDERATION FOR COMPANY COMMON STOCK.

         (a) After the Effective Time, each holder of a certificate or certificates representing shares of Company Common Stock canceled and extinguished at the Effective Time pursuant to
                  Section 2.01(a) hereof (each, a "CERTIFICATE") may surrender such Certificate or Certificates to Buyer, as agent for the holders of shares of Company Common Stock, to effect the exchange of such Certificate or Certificates on such holder's behalf. Buyer shall, promptly, but in no event more than five
                  (5) business days, after approval of the Merger by the Company Shareholders, cause to be distributed to such shareholders appropriate materials to facilitate such surrender and will process such materials promptly after receipt thereof ("TRANSMITTAL MATERIALS"). After surrender to Buyer of any Certificate after the Effective Time, together with the completed Transmittal Materials, subject to the provisions of
                  Section 2.02(a) hereof, Buyer shall distribute to the person in whose name such Certificate shall have been registered, an amount in cash, either by check or wire transfer of immediately available funds, at the election of such person, to an account or accounts designated by such person, representing the amount in cash into which the shares of Company Common Stock represented thereby shall have been converted at the Effective Time pursuant to Section 2.01(a) hereof, less the amount of cash deposited by Buyer with the Escrow Agent pursuant to Section 2.01(b) hereof. In the case of Certificates surrendered on the Closing, so long as Buyer has received, at least three business days prior to the Effective Time, written notice from a Company Shareholder that such shareholder will surrender its Certificates to Buyer on the Closing (which notice shall include completed Transmittal Materials and contain wire transfer and account instructions or in the case of check, delivery instructions), Buyer shall distribute on the Closing Date to the person in whose name such Certificate shall have been registered, an amount in cash, either by check or wire transfer of immediately available funds, at the election of such person to an account or accounts designated by such person, representing the amount in cash into which the shares of Company Common Stock represented thereby shall have been converted at the Effective Time pursuant to Section 2.01(a) hereof, less the amount of cash deposited by Buyer with the Escrow Agent pursuant to Section 2.01(b) hereof. Until so surrendered and exchanged, each outstanding Certificate shall be deemed to represent and evidence only the right to receive the Merger Consideration to be paid therefor as set forth in Section 2.01 and, until such surrender and exchange, no amount of Merger Consideration shall be paid to the holder of such outstanding Certificate in respect thereof.

         (b) If payment of any portion of the Merger Consideration is to be made to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such payment shall pay to Buyer any transfer and other taxes required by reason of such payment in any name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Buyer that such tax either has been paid or is not payable.

         (c) No interest shall accrue or be payable with respect to any amounts which any holder of shares of Company Common Stock shall be so entitled to receive. Buyer shall be authorized to pay the cash attributable to any Certificate theretofore issued which has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the shares of Company Common Stock represented thereby and of appropriate indemnification.

         (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in this
                  Section 2.03, subject to applicable law in the case of Dissenting Shares.

         (e) If a holder of any shares of Company Common Stock shall become entitled to receive payment for such shares pursuant to
                  Section 180.1325 of the Wisconsin Statutes and Section 2.02 hereof, such payment shall be made by the Surviving Corporation in accordance with Section 2.02 hereof.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby makes the following representations and warranties to Buyer as of the date hereof and the Effective Time, except as otherwise set forth in the Disclosure Schedule delivered by the Company to Buyer on the date hereof and as may be supplemented after the date hereof in accordance with Section 5.01(f) hereof (the "DISCLOSURE SCHEDULE") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article III under Schedules referencing the Sections to which such exceptions apply). Each item disclosed in the Disclosure Schedule shall be deemed to be disclosed with respect to each section of the Disclosure Schedule to which it relates, without the necessity of repetitive disclosure or cross-reference, so long as such item is fairly described with reasonable particularity and detail and such description provides a reasonable indication that the item applies to another Schedule contained in the Disclosure Schedule; PROVIDED, THAT, no such deemed disclosure shall apply with respect to any such Schedule of the Disclosure Schedule (or portion thereof) that contains a disclosure of "none". Unless otherwise specifically referenced herein or in the Disclosure Schedule, none of the representations or warranties shall be deemed to apply to the assets or entities subject to the Disposition except to the extent such assets or entities are related to the Business. For purposes of this Agreement, the term "KNOWLEDGE" when used with respect to the Company or any Included Subsidiary shall mean the actual knowledge after reasonable inquiry of the individuals listed on EXHIBIT F hereto, each of which individuals has received a copy of the representations and warranties contained in this
Article III and has reviewed and understands such representations and warranties.

3.01     INCORPORATION AND CORPORATE POWER.

         The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin and, subject to the approval of the Articles of Merger by the Company Shareholders, has the requisite corporate power and authority to execute and deliver this Agreement and the Articles of Merger and to perform its obligations hereunder and thereunder. The Company has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted. The copies of the Company's Articles of Incorporation and Bylaws that have been furnished by the Company to Buyer and Merger Sub prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company's business or results of operations. A list of the jurisdictions in which the Company is so qualified is set forth in SCHEDULE 3.01 of the Disclosure Schedule.

3.02     EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT.

         The execution, delivery and performance of this Agreement and the Articles of Merger by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement and the Articles of Merger, other than the approval of the Articles of Merger by the Company Shareholders. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by application of equitable principles and the Articles of Merger, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by application of equitable principles.

3.03     APPROVAL OF THE ARTICLES OF MERGER; MEETING OF COMPANY SHAREHOLDERS.

         The Company's Board of Directors has, by resolutions duly adopted at a meeting held on January 19, 2001, approved this Agreement and the transactions contemplated hereby, including the Merger, and resolved to recommend the approval of the Merger, this Agreement, the Articles of Merger and the Key Employee Compensation Plan by the Company Shareholders. The written consent or the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only consent or vote of the holders of any class of capital stock of the Company necessary to approve the Merger, this Agreement, the Articles of Merger and the Key Employee Compensation Plan. None of the resolutions described in this Section 3.03 has been amended or otherwise modified in any respect since the date of adoption thereof, and all such resolutions remain in full force and effect.

3.04     NO BREACH.

         Except as set forth in SCHEDULE 3.04 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of the Company or any Included Subsidiary under the provisions of the Articles of Incorporation or Bylaws of the Company or any Included Subsidiary or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Company or any Included Subsidiary is subject.

3.05     GOVERNMENTAL AUTHORITIES; CONSENTS.

         Except for the applicable requirements of the HSR Act, and except for the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin, and except for the applicable requirements of the United States Department of Agriculture, Food Safety Inspection Service, neither the Company nor any Subsidiary is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in SCHEDULE 3.05 and SCHEDULE 3.27(c) of the Disclosure Schedule, no consent, approval, exemption or authorization of either (i) any governmental or regulatory authority or court or (ii) any other party or person (except the approval of the Articles of Merger by the Company Shareholders) is required to be obtained by the Company or any Subsidiary in connection with the Company's execution, delivery and performance of this Agreement or the transactions contemplated hereby, including without limitation, in each case, any consent, approval, exemption or authorization under any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company or any Subsidiary is bound or affected or any law, statute, rule or regulation or order, judgment or decree to which the Company or any Subsidiary is subject.

3.06     CAPITAL STOCK.

         The authorized capital stock of the Company consists of 2,100,000 shares of Common Stock, par value $.10 per share, of which, as of the date hereof, 1,304,806 shares are issued and outstanding and held of record by the Company Shareholders, as forth in EXHIBIT B hereto. All of such outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable (subject to Section 180.0622(2)(b) of the Wisconsin Statutes) and are owned by the Company Shareholders. Except as set forth on SCHEDULE 3.06 of the Disclosure Schedule, the Company has no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. There are no agreements or other obligations (contingent or otherwise) that may require the Company to repurchase or otherwise acquire any shares of its capital stock.

3.07     SUBSIDIARIES.

         (a) Except for the subsidiaries listed SCHEDULE 3.07(a) of the Disclosure Schedule (each, a "SUBSIDIARY" and, collectively, the "SUBSIDIARIES"), the Company does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

         (b) SCHEDULE 3.07(b) of the Disclosure Schedule lists, after giving effect to the Disposition, each Subsidiary that owns assets related to, or performs operations in connection with, the Business (each such Subsidiary, an "INCLUDED SUBSIDIARY" and, collectively, the "INCLUDED SUBSIDIARIES"). Except for Johnson Auto and the Barron Sales and Service Division, no Subsidiary currently conducts any business in the United States, except the Included Subsidiaries. The Company and the Included Subsidiaries are the only entities that conduct the Business in the United States. After giving effect to the Disposition, (i) no Subsidiary, other than the Included Subsidiaries, will own any assets or perform and operations related to the Business and (ii) the Included Subsidiaries will not include any assets or liabilities related to, or perform any operations in connection with, the Other Business or any other business other than the Business.

         (c) SCHEDULE 3.07(c) of the Disclosure Schedule sets forth, for each Included Subsidiary, the jurisdiction of incorporation or organization, the number of authorized and issued and outstanding shares of capital stock or other ownership interests of such Included Subsidiary and the names and titles of the directors and officers of such Included Subsidiary. Each Included Subsidiary is a corporation (or other entity as described in SCHEDULE 3.07(c) of the Disclosure Schedule) duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate or other power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted. The copies of each Included Subsidiary's Articles of Incorporation and Bylaws or other organizational documents which have been furnished by the Company to Buyer prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. Each Included Subsidiary is qualified to do business as a corporation or other entity in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Included Subsidiary's or the Company's business or results of operations. A list of the jurisdictions in which each Included Subsidiary is so qualified is set forth in SCHEDULE 3.07(c) of the Disclosure Schedule. Except as set forth on SCHEDULE 3.07(c) of the Disclosure Schedule, no Included Subsidiary has any other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by any Included Subsidiary and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company or any Included Subsidiary any shares of capital stock or other securities of any Included Subsidiary of any kind. There are no agreements or other obligations (contingent or otherwise) that may require the

                  Company or any Included Subsidiary to repurchase or otherwise acquire any shares of its capital stock or other ownership interests. All of the issued and outstanding shares of capital stock or other ownership interests of each Included Subsidiary
                  (i) have been duly and validly authorized and issued, and are fully paid and nonassessable (subject to Section 180.0622(2)(b) of the Wisconsin Statutes) and (ii) are owned by the Company free and clear of all liens, security interests, charges or any other encumbrances of any kind.

3.08     FINANCIAL STATEMENTS.

         (a) The Company has delivered to Buyer copies of (i) the audited consolidated balance sheet, as of February 28, 1998, and the audited consolidated and consolidating balance sheets, as of February 27, 1999 and February 26, 2000, of the Company and the audited consolidated statements of operations, stockholders' investment and cash flows of the Company for the year ended February 28, 1998, and the audited consolidated and consolidating statements of operations and the audited consolidated statements of stockholders' investment and cash flows of the Company for each of the years ended February 27, 1999 and February 26, 2000 (collectively, the "COMPANY ANNUAL FINANCIAL STATEMENTS") and (ii) the unaudited consolidated and unconsolidated balance sheet, as of December 30, 2000, of the Company and the unaudited consolidated and unconsolidated statements of operations and the unaudited consolidated statement of cash flows of the Company for the period commencing February 27, 2000 and ending December 30, 2000, and related agreed upon procedures report of Arthur Andersen LLP (the "INTERIM PERIOD") (collectively, the "COMPANY INTERIM FINANCIAL STATEMENTS", and together with the Company Annual Financial Statements, the "COMPANY FINANCIAL STATEMENTS"). The audited consolidated and consolidating balance sheet as of February 26, 2000 is referred to herein as the "COMPANY LATEST BALANCE SHEET", and February 26, 2000 is referred to herein as the "BALANCE SHEET DATE." The Company Financial Statements are attached to SCHEDULE 3.08 of the Disclosure Schedule.

         (b) The Company has delivered to Buyer copies of (i) the unaudited pro forma balance sheets, as of February 28, 1998, February 27, 1999 and February 26, 2000, of the Business consolidated for all the assets and liabilities of the Company and the Included Subsidiaries (as if the Disposition had occurred prior to such dates) and the unaudited pro forma statements of operations, stockholders' investment and depreciation and amortization of the Business consolidated for all the operations of the Company and the Included Subsidiaries for each of the years ended February 28, 1998, February 27, 1999 and February 26, 2000 (as if the Disposition had occurred prior to such periods) (collectively, the "PRO FORMA ANNUAL FINANCIAL STATEMENTS" and, together with the Company Annual Financial Statements, the "ANNUAL FINANCIAL STATEMENTS") and
                  (ii) the unaudited pro forma balance sheet, as of December 30, 2000, of the Business consolidated for all the assets and liabilities of the Company and the Included Subsidiaries (as if the Disposition had occurred prior to such date) and the unaudited pro forma statements of operations, stockholders' investment and depreciation and amortization of the Business consolidated for all the operations of the Company and the Included Subsidiaries for the Interim Period (as if the Disposition has occurred prior to such period) (collectively, the "PRO FORMA INTERIM FINANCIAL STATEMENTS" and (i) together with the Company Interim Financial Statements, the "INTERIM FINANCIAL STATEMENTS" and (ii) together with the Pro Forma Annual Financial Statements, the "PRO FORMA FINANCIAL STATEMENTS"). The Pro Forma Financial Statements include (x) an agreed upon procedures report from the Company's independent auditors stating that such Pro Forma Financial Statements were compiled in a manner consistent with the methods, procedures and accounting principles used in preparing the Company Financial Statements and (y) a schedule which accurately reconciles such Pro Forma Financial Statements to the corresponding Company Financial Statements for each of the periods and as of each of the dates of such Pro Forma Financial Statements. The unaudited pro forma balance sheet of the Business as of February 26, 2000 is referred to herein as the "PRO FORMA LATEST BALANCE SHEET". The Pro Forma Financial Statements are attached to SCHEDULE
                  3.08 of the Disclosure Schedule. The Pro Forma Financial Statements and the Company Financial Statements are referred to herein, collectively, as the "FINANCIAL STATEMENTS."

         (c) The Financial Statements are based upon the information contained in the books and records of the Company and the Subsidiaries and fairly present the financial condition of the Company and the Subsidiaries and of the Business, as applicable, as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), consistently applied throughout the periods indicated. The Interim Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus will not contain all notes or prior period comparative data which are required to be prepared in accordance with GAAP) on a basis consistent with the Annual Financial Statements and reflect all adjustments necessary to present a fair statement of the results for the interim period presented.

3.09     ABSENCE OF UNDISCLOSED LIABILITIES.

         (a) Neither the Company nor any Included Subsidiary nor, to the Knowledge of the Company, any Subsidiary that is not an Included Subsidiary, has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) except (i) as reflected in the Company Latest Balance Sheet, (ii) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iii) liabilities disclosed in SCHEDULE 3.09(a) of the Disclosure Schedule.

         (b) Neither the Company nor any Included Subsidiary, after giving effect to the Disposition, shall have any liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted), except (i) as reflected in the Pro Forma Latest Balance Sheet, (ii) liabilities which have arisen after the Balance Sheet Date in the ordinary course of the Business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iii) liabilities disclosed in SCHEDULE 3.09(b) of the Disclosure Schedule.

3.10     NO MATERIAL ADVERSE CHANGE.

         Since the Balance Sheet Date, there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations or business condition of the Company or any Included Subsidiary, except for changes that are specifically referred to in the Disclosure Schedule.

3.11     ABSENCE OF CERTAIN DEVELOPMENTS.

         Except as set forth in SCHEDULE 3.11 of the Disclosure Schedule, neither the Company nor any Included Subsidiary has, since the dates indicated below, taken any of the following actions except in connection with the Disposition:

         (a) since December 30, 2000, borrowed any amount or incurred or become subject to any liability in excess of $200,000, except
                  (i) current liabilities incurred in the ordinary course of business, (ii) liabilities under contracts entered into in the ordinary course of business which liabilities under this clause (ii) do not exceed, in the aggregate, $500,000 and
                  (iii) borrowed money under the Company's Revolving Credit Agreement with Harris Trust and Savings Bank or Business Loan Agreement with Bank of America National Trust and Savings Association;

         (b) since February 26, 2000, mortgaged, pledged or subjected to any lien, security interest, charge or any other encumbrance, any of its assets with a fair market value in excess of $100,000, except (i) liens for taxes, assessments, or governmental charges, carriers', warehousemen's, repairmen's, mechanics', materialmen's and other similar liens created by law, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such liens, and against which adequate cash reserves have been provided; (ii) easements, restrictions and minor title irregularities that do not materially interfere with the ownership and use of the affected property; (iii) liens or deposits in connection with worker's compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or deposits required by law as a condition to the transaction of business; (iv) liens to secure repayment of loans or other extensions of credit which shall be released on or before the Closing Date in accordance with the terms of the applicable loan or other extension of credit; (v) liens created by sellers of goods sold to the Company or an Included Subsidiary on open account, which liens attach solely to the goods sold and secure solely the purchase price of said goods during the period during which said goods are in the possession of the Company or the Included Subsidiary on a trial or "approval" basis and before which the purchase price for said goods becomes due and payable; (vi) liens on grain purchased in the ordinary course of business and (vii) liens created by purchase money indebtedness for equipment purchased by the Company or an Included Subsidiary for use in the Business
                  (the liens referred to in clauses (i) through (vii) hereof being referred to as, the "PERMITTED LIENS");

         (c) since December 30, 2000, sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of $100,000 (other than pursuant to the Disposition), or canceled any debts or claims, in each case, except in the ordinary course of business;

         (d) since February 26, 2000, sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets used in connection with the Business;

         (e) since March 15, 2000, disclosed, to any person other than the Company's or the Company Shareholders' attorneys, accountants and financial advisors, Buyer or Merger Sub and authorized representatives of Buyer or Merger Sub, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in SCHEDULE 3.11 of the Disclosure Schedule and is in full force and effect on the date hereof;

         (f) since February 26, 2000, waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

         (g) since February 26, 2000, declared or paid any dividends or other distributions with respect to any shares of the Company's capital stock or redeemed or purchased, directly or indirectly, any shares of the Company's capital stock or any options (other than pursuant to the Disposition) and pursuant to the Company's obligations under the ESOP;

         (h) since February 26, 2000, issued, sold or transferred any of its or any Included Subsidiary's equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

         (i) since February 26, 2000, taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "insider" (as defined in Section 3.24 hereof), other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule or the transactions contemplated by this Agreement;

         (j) since December 30, 2000, suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

         (k) since May 15, 2000, made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee who earns more than $100,000 per year, or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization; the Company represents and warrants that all bonuses granted or paid between the period from February 26, 2000 and May 15, 2000 have been accrued in the Company Annual Financial Statements for the year ended February 26, 2000;

         (l) since February 26, 2000, except as specifically provided for in the capital budget of the Company for its fiscal year ending February 24, 2001 (a copy of which has been delivered to Buyer), made (i) any single capital expenditure (defined in accordance with GAAP consistently applied) or commitment therefor in excess of $25,000 or (ii) aggregate capital expenditures (defined in accordance with GAAP consistently applied) or commitments in excess of $100,000;

         (m) since December 30, 2000, made any loans or advances to, or guarantees for the benefit of, any individuals except advances against accrued salaries or for business travel, lodging or other expenses in the ordinary course of business to employees;

         (n) since December 30, 2000, made charitable contributions or pledges which in the aggregate exceed $10,000 and which will be paid after the Effective Date; or

         (o) since February 26, 2000, made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements.

3.12     TITLE TO PROPERTIES.

         (a) The real property owned by the Company or the Subsidiaries or demised by the leases (the "REAL PROPERTY LEASES"), in each case described in SCHEDULE 3.12 of the Disclosure Schedule, constitutes all of the real property owned, leased, used or occupied by the Company and the Subsidiaries in the United States (the "REAL PROPERTY"). The Real Property consisting of the Unwanted Real Property, as described in Section 5.15 hereof, any Real Property owned outside of the United States by the Polish Joint Venture Companies or the Mexican Subsidiary and the Real Property specifically indicated on
                  SCHEDULE 3.12 as being excluded from the Real Property is referred to herein as the "EXCLUDED REAL PROPERTY". The Real Property, other than the Excluded Real Property, has access, sufficient for the conduct of the Business as now conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Business at that location.

         (b) The Real Property Leases are in full force and effect, and the Company or an Included Subsidiary holds a valid and existing leasehold interest under each of the Real Property Leases for the term set forth in SCHEDULE 3.12 of the Disclosure Schedule. The Company has delivered to Buyer and Merger Sub complete and accurate copies of each of the Real Property Leases, and none of the Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer and Merger Sub. Neither the Company nor any Included Subsidiary is in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Real Property Leases, nor, to the Knowledge of the Company or any Included Subsidiary, is any other party to any of the Real Property Leases in default.

         (c) The Company owns good and marketable title to each parcel of Real Property (other than the Excluded Real Property) identified in SCHEDULE 3.12 of the Disclosure Schedule as being owned by the Company and to each of the tangible properties and tangible assets reflected on the Pro Forma Latest Balance Sheet or acquired since the date thereof, free and clear of all liens, security interests, charges and encumbrances, except for (i) Permitted Liens, (ii) the properties subject to the Real Property Leases and (iii) assets disposed of since the date of the Pro Forma Latest Balance Sheet in the ordinary course of business, all of which Permitted Liens aggregate less than $100,000.

         (d) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business are in adequate condition and repair, ordinary wear and tear excepted for the operation of the Business as now conducted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets. The Company and the

                  Included Subsidiaries own, or lease under valid leases, all real property, buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business as currently conducted.

         (e) Neither the Company nor any Included Subsidiary is in violation, in any material respect, of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of the Business. During the three (3) year period prior to the date hereof, neither the Company nor any Included Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, violations the consequences of which do not or will not have a material adverse effect on the Business.

         (f) Neither the Company nor any Included Subsidiary has any Knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no such present special taxes or charges except as disclosed in SCHEDULE 3.12.

3.13     ACCOUNTS RECEIVABLE.

         The accounts receivable reflected on the balance sheet included in the Pro Forma Interim Financial Statements are valid receivables, are reflected net of any valid counterclaims or setoffs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on such balance sheet.

3.14     PRODUCT QUALITY AND LABELING STANDARDS; NO DISEASE, ETC.

         (a) The Company and each Included Subsidiary has prepared, manufactured and sold all of its products (including product in process and in inventory on the Effective Date) in full compliance with the applicable provisions of the United States Food, Drug and Cosmetic Act, as amended (the "FOOD AND DRUG ACT"), the United States Meat Inspection Act, as amended (the "MEAT INSPECTION ACT") and the United States Poultry Products Inspection Act, as amended (the "POULTRY INSPECTION ACT" and, together with the Food and Drug Act and the Meat Inspection Act, the "FOOD ACTS"), and all rules and regulations promulgated thereunder and all applicable state and municipal laws and regulations governing the purity of food sold for human consumption. All of the products of the Company and the Included Subsidiaries satisfy all federal and state nutritional labeling requirements, including all regulations under the Food Acts and all other such laws and regulations. All ingredients used in such products conform to the requirements of the Food Acts and all other such laws and regulations. All products of the Company and the Included Subsidiaries (i) in process or in inventory on the Effective Date are not and (ii) all products manufactured or packaged by the Company and the Included Subsidiaries at the time of delivery thereof to the customers of the Company or the Included Subsidiaries were not, "adulterated" or "contaminated" within the meaning of said regulations, nor did any such products constitute an article prohibited from introduction into interstate commerce under the Food Acts at the time of such delivery.

         (b) Except as disclosed in SCHEDULE 3.14 of the Disclosure Schedule, to the Knowledge of the Company and any Included Subsidiary, all of the live poultry owned by or contracted to the Company or any Included Subsidiary as of the Effective Date, including all breeder and commercial flocks, is currently free from any disease or harmful virus. All of such poultry, including all breeder and commercial flocks, was grown and maintained in compliance with the National Poultry Improvement Plan, as adopted in Minnesota and Wisconsin, as applicable.

3.15     INVENTORY.

         The Company's and each Included Subsidiary's inventory of raw materials, ingredients, work in process and finished products consists of items of a quality and quantity usable and, with respect to finished products only, salable at the Company's normal historical profit levels, in each case, in the ordinary course of the Business. The Company's and each Included Subsidiary's inventory of finished products is not slow-moving as determined in accordance with the Company's past practices, obsolete or damaged and is merchantable and fit for its particular use, including, in the case of food products, human consumption, and the reserve specifically established by the Company for such inventory on the balance sheet included in the Pro Forma Interim Financial Statements is set forth in SCHEDULE 3.15 of the Disclosure Schedule. The Company has on hand or has ordered and expects timely delivery of such quantities of raw materials and ingredients and has on hand such quantities of work in process and finished products as are reasonably required timely to fill current orders on hand which require delivery within 60 days and to maintain the manufacture and shipment of products at its normal level of operations. As of the date of the balance sheet included in the Pro Forma Interim Financial Statements, the values at which such inventory is carried on such balance sheet are in accordance with GAAP.

3.16     TAX MATTERS.

         (a) Each of the Company and any Subsidiary, any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member, any Benefit Plans (as defined in Section 3.22 hereof), as the case may be (each, a "TAX AFFILIATE" and, collectively, the "TAX AFFILIATES"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns and statements ("RETURNS") required to be filed or sent by it in respect of any Taxes (as defined in subsection (m) below) or required to be filed or sent by it by any taxing authority having jurisdiction, and all such Returns are true and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) timely and properly paid all Taxes due for all Tax periods or portions thereof ending on, prior to or including the date of the Pro Forma Latest Balance Sheet and payable as of such date or otherwise established on the Pro Forma Latest Balance Sheet reserves that are adequate for the payment of any Taxes for all Tax periods or portions thereof ending on, prior to or including the date thereof, the amount of which reserves as of the date of the Pro Forma Latest Balance Sheet, is set forth in SCHEDULE 3.16 of the Disclosure Schedule; and (iv) complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of
                  Taxes under Sections 1441 and 1442 of the United States Internal Revenue Code of 1986, as amended (the "CODE"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

         (b) There are no liens for Taxes upon any assets of the Company any Subsidiary or of any Tax Affiliate, except liens for Taxes not yet due and payable.

         (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company, any Subsidiary or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company, any Subsidiary or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. Within the five (5) years prior to the date of this Agreement, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any written notice to the Company or any Subsidiary by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the Knowledge of the Company or any Subsidiary, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. To the Knowledge of the Company and any Subsidiary, neither the Company nor any Included Subsidiary expects the assessment of any additional Taxes of the Company, any Subsidiary or the Tax Affiliates and neither the Company nor any Included Subsidiary has any Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company, any Subsidiary or the Tax Affiliates which would exceed the estimated reserves established on the Pro Forma Latest Balance Sheet.

         (d) Neither the Company, any Subsidiary nor any Tax Affiliate is a party to any agreement, contract or arrangement executed or established prior to the date of this Agreement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement, excluding the adoption of and payments under the Key Employee Compensation Plan, will not be a factor causing payments to be made on or prior to the Closing Date by the Company, any Subsidiary or any Tax Affiliate pursuant to any such agreement, contract or arrangement executed or established prior to the date of this Agreement that are not deductible (in whole or in part) under
                  Section 280G of the Code.

         (e) Neither the Company, any Subsidiary nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

         (f) No property of the Company, any Subsidiary or any Tax Affiliate is "tax-exempt use property" within the meaning of
                  Section 168 of the Code.

         (g) Neither the Company, any Subsidiary nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company, any Subsidiary or any Tax Affiliate as a result of the Tax Reform Act of 1986 and, to the Knowledge of the Company and any Included Subsidiary, the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

         (h) No consent under Section 341(f) of the Code has been filed with respect to the Company or any Subsidiary.

         (i) The Company has complied in all material respects with Sections 921-927 of the Code in operating Jerome Foods FSC, Inc.

         (j) Neither the Company nor any Subsidiary owes any amount pursuant to any Tax sharing agreement or arrangement, and neither the Company nor any Subsidiary will have any liability after the date hereof in respect of any Tax sharing agreement or arrangement, whether any such agreement or arrangement is written or unwritten.

         (k) For purposes of this Agreement, the term "TAXES" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company, any Subsidiary or any Tax Affiliate.

3.17     CONTRACTS AND COMMITMENTS.

         (a) SCHEDULE 3.17 of the Disclosure Schedule lists the following contracts, commitments or binding understandings or arrangements, whether oral or written, to which the Company or any Included Subsidiary is a party, which are currently in effect, which relate to the operation of the Business and which will be retained by the Company or an Included Subsidiary after giving effect to the Disposition:

                  (i) (A) all leases of real property (to the extent not otherwise disclosed in SCHEDULE 3.12 of the Disclosure Schedule) and (B) all leases of personal property under which annual lease payments exceed $20,000;

                  (ii) all distributor, dealer, wholesaler, broker, manufacturer's representative, sales agency or advertising agency contracts, in each case to the extent not terminable by the Company or the Included Subsidiary on 90 days' or less notice without penalty;

                  (iii) all contracts or group of related contracts with the same party for the purchase of products or services, including, without limitation, contracts with growers or suppliers of feed, in each case to the extent annual payments exceed $20,000;

                  (iv) all contracts or group of related contracts with the same party for the sale of products or services, including, without limitation, contracts with wholesalers or retailers, in each case to the extent annual payments exceed $20,000;

                  (v) all contracts or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 90 days' or less notice without penalty and involving more than $100,000;

                  (vi) all employment or consulting agreements, any Benefit Plan or a union or collective bargaining agreement, other than oral employment agreements for "at will" employees of the Company or any Included Subsidiary;

                  (vii) all bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described SCHEDULE 3.22 of the Disclosure Schedule;

                  (viii) all stock purchase, stock option plans or other similar plans providing for the acquisition of the Company's or any Included Subsidiary's equity securities;

                  (ix) all material contracts terminable by the other party thereto upon a change of control of the Company of any Included Subsidiary or upon the failure of the Company or any Included Subsidiary to satisfy financial or performance criteria specified in such contract as provided therein;

                  (x) all contracts between or among the Company or any Included Subsidiary, Jerome K. Jerome, Richard Pajula, Gregg Gleichert, Michael Nelms and Rajiv Kaul or any member of such individual's immediate family (as defined in Section 3.24 hereof) or any entity affiliated with any such individual relating in any way to the Company or any Included Subsidiary (to the extent not otherwise disclosed in SCHEDULE 3.24 of the Disclosure Schedule);

                  (xi) all contracts, agreements or understandings among any Company Shareholders or between any Company Shareholder and the Company or any Included Subsidiary, including all contracts, agreements or understandings relating to the voting of Company Common Stock or the election of directors of the Company or any Included Subsidiary and;

                  (xii) all contracts relating to the performance and payment of any surety bond or letter of credit required to be maintained by the Company or any Included Subsidiary; or

                  (xiii)   all confidentiality or non-disclosure agreements;

                  (xiv) all agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien (other than Permitted Liens) on any of the assets of the Company or any Included Subsidiary, which involve amounts in excess of $200,000;

                  (xv) guaranty of any obligation for borrowed money or otherwise;

                  (xvi) all contracts which prohibit the Company or any Included Subsidiary from freely engaging in business anywhere in the world;

                  (xvii) all license agreements or agreements providing for the payment or receipt of royalties or other compensation by the Company or any Included Subsidiary in connection with the intellectual property rights listed SCHEDULE 3.18 of the Disclosure Schedule;

                  (xviii) all contracts or commitments for capital expenditures with respect to which the remaining unpaid balance exceeds $100,000;

                  (xix)    all agreements for the sale of any capital asset; and

                  (xx) any other agreement that is material to the business, financial condition or results of operation of the Company or any Included Subsidiary or was not entered into in the ordinary course of business.

         (b) The Company or the applicable Included Subsidiary has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in SCHEDULE 3.17 of the Disclosure Schedule and is not in receipt of any claim of default under any contract or commitment required to be disclosed in such schedule. Neither the Company nor any Included Subsidiary has any Knowledge of any breach by any other party to any contract or commitment required to be disclosed in such schedule.

         (c) Prior to the date of this Agreement, Buyer and Merger Sub have been supplied with or provided access to a true and correct copy of each written contract or commitment, and a written description of the material terms of each oral contract or commitment, referred to SCHEDULE 3.17 of the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

3.18     INTELLECTUAL PROPERTY RIGHTS.

         (a) SCHEDULE 3.18 of the Disclosure Schedule lists all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, registered copyrights or other intellectual property rights owned by, licensed to or otherwise controlled by the Company or any Included Subsidiary or used in, developed for use in or necessary to the conduct of the Business as now conducted or for the development or production of products that are currently in development and proposed to be produced during the two-year period after the date hereof. The Company and the Included Subsidiaries own and possess all right, title and interest, or hold a valid license, in and to the rights set forth in such Schedule and all trade secrets and know how owned by, licensed to or otherwise controlled by the Company and the Included Subsidiaries or used in, developed for use in or necessary to the conduct of the Business as now conducted or presently proposed to be conducted. SCHEDULE 3.18 of the Disclosure Schedule lists all intellectual property rights that have been licensed to third parties and those intellectual property rights which are licensed from third parties.

         (b) The Company and each Included Subsidiary has taken all necessary action to protect the intellectual property rights set forth in such SCHEDULE 3.18 and all know how and trade secrets owned by, licensed to or otherwise controlled by the Company or any Included Subsidiary or used in, developed for use in or necessary to the conduct of the Business as now conducted or presently proposed to be conducted. Neither the Company nor any Included Subsidiary has received any notice of, nor are there any facts of which the Company or any Included Subsidiary has Knowledge which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights owned by, licensed to or otherwise controlled by the Company of any Included Subsidiary or used in, developed for use in or necessary to the conduct of the Business as now conducted or presently proposed to be conducted. No claim by any third party contesting the validity of any intellectual property rights listed in SCHEDULE 3.18 of the Disclosure Schedule has been made, is currently outstanding or, to the Knowledge of the Company or any Included Subsidiary, is threatened. Neither the Company nor any Included Subsidiary has received any notice of any infringement, misappropriation or violation by the Company of any intellectual property rights of any third parties, and neither the Company nor any Included Subsidiary has infringed, misappropriated or otherwise violated any such intellectual property rights. No infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by the Company or any Included Subsidiary or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the Business as now conducted.

3.19     LITIGATION.

         Except as set forth in SCHEDULE 3.19 of the Disclosure Schedule, there are no actions, suits, proceedings, orders or investigations involving amounts greater that $25,000 pending or, to the Knowledge of the Company and each Included Subsidiary, threatened against the Company or any Included Subsidiary, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.20     WARRANTIES.

         SCHEDULE 3.20 of the Disclosure Schedule lists all claims outstanding, pending or, to the Knowledge of the Company and each Included Subsidiary, threatened for breach of any warranty relating to any products sold by the Company or any Included Subsidiary prior to the date hereof, including all product recalls. The description of the Company's and each Included Subsidiary's product warranties set forth under SCHEDULE 3.20 of the Disclosure Schedule is correct and complete.

3.21     EMPLOYEES.

         (a) The Company has received no notice that any employee of the Company or any Included Subsidiary who is identified on EXHIBIT F hereto or any group of the Company's or any Included Subsidiary's employees has any plans to terminate his or its employment. The Company and each Included Subsidiary has complied, in all material respects, with all laws and regulations relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, wages and hours, nondiscrimination, unfair labor practices and the payment of social security and other Taxes, and the Company and each Included
                  Subsidiary has not been, during the past three (3) years, and is not currently subject to or involved in any action, claim or proceeding and during such period has not been and, to the Knowledge of the Company and any Included Subsidiary, is not currently being threatened with any action, claim or proceeding relating to any such laws or regulations. The Company and each Included Subsidiary has no labor relations problem pending and its labor relations are satisfactory. There is, and during the past three (3) years there has been, no labor strike, material dispute or work stoppage actually pending or, to the Knowledge of the Company and any Included Subsidiary, threatened involving the business of the Company or any Included Subsidiary. None of the employees of the Company or any Included Subsidiary is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or during the past three (3) years has been made to organize any of its employees to form or enter into any labor union or similar organization. There are no workers' compensation claims made by an employee who has received medical treatment or lost a day of work pending against the Company or any Included Subsidiary, nor does the Company or any Included Subsidiary have Knowledge of any facts that would give rise to such a claim, for which the amount involved is greater than $25,000. No employee of the Company or any Included Subsidiary is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business. No employee or former employee of the Company or any Included Subsidiary has any claim with respect to any intellectual property rights set forth in SCHEDULE 3.18 hereto.

         (b) SCHEDULE 3.21 of the Disclosure Schedule lists each employee of the Company and each Included Subsidiary and the position, title, remuneration (including any scheduled salary or remuneration increases, other than increases given to non-exempt employees in the ordinary course of business) and date of employment of each such employee. With respect to exempt employees of the Company and the Included Subsidiaries, neither the Company nor any Included Subsidiary accrues amounts for vacation for such employees, permits such employees to carryover any vacation that was not used in a calendar year to the next calendar year or compensates such employees for any such vacation that was not used in a calendar year. With respect to non-exempt employees of the Company and the Included Subsidiaries, such employees are permitted to exchange vacation days for cash in accordance with the policies from "The Turkey Store Company Supervisor's Guide" and as set forth in the "Weekly Salaried Team Member Handbook" and "Hourly Team Member Handbook", as appropriate, which policies are attached to SCHEDULE 3.21 of the Disclosure Schedule. With respect to exempt and non-exempt employees, such employees earn vacation in the year in which it is required to be taken.

                  SCHEDULE 3.21 sets forth the accrued vacation expense provided in the Company Interim Financial Statements.

         (c) All employment of any terminated former employee of the Company and each Included Subsidiary during the three-year period prior to the date hereof and, to the Knowledge of the Company and the Included Subsidiaries, prior to such three-year period, has been terminated in accordance with any applicable contractual terms and applicable law, and neither the Company nor any Included Subsidiary has any liability under any contract or applicable law toward any such terminated employee. The consummation of the transactions contemplated hereby will not cause the Company or any Included Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person except as contemplated by Section 5.01(c) hereof.

         (d) Neither the Company nor any Included Subsidiary has made any loans (except advances against accrued salaries or for business travel, lodging or other expenses in the ordinary course of business) to any employee of the Company or any Included Subsidiary.

3.22     EMPLOYEE BENEFITS.

         (a) SCHEDULE 3.22 of the Disclosure Schedule sets forth (i) all employee benefit plans (the "BENEFIT PLANS") (as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and (ii) all benefit programs or practices providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts or passes, company cars, tuition reimbursement or any other prerequisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to present or former employees, officers or independent contractors of the Company, that is not a Plan ("OTHER BENEFITS ARRANGEMENTS"), in each case, maintained or contributed to by the Company and any Subsidiary and applicable to employees of the Company or any Subsidiary. The Company has delivered to Buyer true and complete copies of all material plan documents and summary plan descriptions relating to the Benefit Plans and Other Benefit Arrangements, and there have been no amendments, modifications or supplements to any such Benefit Plans and Other Benefit Arrangements from the copies delivered to Buyer. The terms "BENEFIT PLAN" and "OTHER BENEFITS ARRANGEMENTS" as used in this Section 3.22 shall include every such plan, fund, contract, program and arrangement: (i) which the Company or any Subsidiary has committed to implement, establish, adopt or contribute to in the future, (ii) for which the Company or any Subsidiary is or may be financially liable as a result of a direct sponsor's affiliation to the Company or any Subsidiary for the benefit of its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Benefit Plan is not maintained by the Company or any

                  Subsidiary for the benefit of its employees or former employees), (iii) which is in the process of termination (but such term does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement such that the Company or any Subsidiary has no present or potential liability with respect to such arrangement) or (iv) for or with respect to which the Company or any Subsidiary is or may become liable under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer.

         (b) All Benefit Plans and Other Benefits Arrangements have been maintained and administered, both as to form and in operation, in compliance in all material respects with the provisions of ERISA, to the extent applicable, and of the Code and other applicable laws. Without limiting the foregoing, with respect to each Benefit Plan and Other Benefit Arrangement:

                  (i) All payments due from the Company or any Subsidiary to date have been made and all amounts properly accrued to date as liabilities of the Company or such Subsidiary that have not been paid have been properly recorded on the books of the Company and each Subsidiary.

                  (ii) All reports and information relating to each Benefit Plan and Other Benefit Arrangement required to be filed with any governmental authority have been timely filed.

                  (iii) All reports and information relating to each Benefit Plan and Other Benefit Arrangement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided.

                  (iv) There are no actions, suits or claims pending (other than routine claims for benefits in accordance with the Benefit Plans or Other Benefit Arrangements), or, to the Knowledge of the Company or any Subsidiary, threatened, with respect to any such Benefit Plan or Other Benefit Arrangement or against the assets of any such Benefit Plan or Other Benefit Arrangement.

                  (v) No Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA has been terminated so as to subject, directly or indirectly, any assets of the Company or any Subsidiary to any liability, contingent or otherwise, under Title IV of ERISA, and if any such plan were to be terminated as of the Effective Date, no assets of the Company or any Subsidiary would be subject, directly or indirectly to any liability, contingent or otherwise.

                  (vi) Each such Benefit Plan that is intended to be a qualified plan under Section 401 of the Code has received, or has been filed and is expected to receive, a favorable determination letter from the United States Internal Revenue Service with respect to its qualification under Section 401 of the Code, and nothing has occurred since the date of such letter that has adversely affected such qualification or exemption other than Benefit Plan changes required in the Code for which the remedial amendment period has not expired.

                  (vii) The Company and each Subsidiary has complied in all respects with all of the provisions of, and is not in breach of any obligation under, any Benefit Plan or Other Benefit Arrangement.

                  (viii) There have been no "prohibited transactions" for which a statutory, class, or administrative exemption does not exist within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code with respect to any Benefit Plan, and no event or omission has occurred in connection with which the Company or any Subsidiary or any of their respective assets, or any Benefit Plan or Other Benefit Arrangement, directly or indirectly, could be subject to any liability applicable to any Benefit Plan or Other Benefit Arrangement under ERISA, the Code or any other law, regulation or governmental order, including, without limitation, Sections 406, 407, 409, 502, 510, 511 or
                           601 of ERISA, or Sections 4971, 4972, 4975, 4976,
                           4977, 4979 or 4980B of the Code other than routine claims for benefits in accordance with the Benefit Plans or Other Benefit Arrangements, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company or any Subsidiary has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any statute, regulation or order.

                  (ix)     There are no "leased employees" within the meaning of
                           Section 414(n) of the Code who perform services for the Company or any Subsidiary, nor are there any persons who are anticipated to become leased employees with the passage of time.

                  (x) No Benefit Plan is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

                  (xi) Except as set forth in SCHEDULE 3.22 of the Disclosure Schedule, no Benefit Plan is an "employee stock ownership plan" as such term is defined in
                           Section 407(d)(6) of ERISA or Section 4975(a)(7) of the Code.

                  (xii) No Benefit Plan or Other Benefit Arrangement, individually or collectively, provides for any payment by the Company or any Subsidiary to any employee or independent contractor that is not deductible under Section 162(a)(1) or Section 404 of the Code.

                  (xiii) No Benefit Plan or Other Benefit Arrangement is a funded "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA (a "WELFARE PLAN") that provide benefits to current or former employees of the Company or any Subsidiary or their beneficiaries.

                  (xiv) No Benefit Plan or Other Benefit Arrangement promises or provides, now or in the future, post-retirement medical, life insurance or other benefits to current, former or retired employees of the Company or any Subsidiary, except for COBRA continuation coverage under any of the Benefit Plans.

                  (xv) All Welfare Plans and the related trusts that are subject to Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply with and have been administered in compliance in all material respects with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code, Sections 601 through 607 of ERISA, and all proposed or final Treasury regulations under Section 162 of the Code explaining those requirements.

3.23     INSURANCE.

         SCHEDULE 3.23 of the Disclosure Schedule lists all insurance policies currently maintained by the Company and each Subsidiary, and identifies, for each policy, the type of coverage, the insurance carrier, the term of such policy, the annualized premium, the policy limits and deductibles. Such insurance: (i) is in full force and effect; (ii) is sufficient for compliance in all material respects with all requirements of applicable law and of any contract or agreement to which the Company is subject; and (iii) is valid, outstanding, and enforceable. Neither the Company nor any Included Subsidiary has, during the past three (3) years, received any notice of termination, cancellation or nonrenewal of any insurance policy maintained by the Company or any Included Subsidiary.

3.24     AFFILIATE TRANSACTIONS.

         Except as disclosed in SCHEDULE 3.24 of the Disclosure Schedule, no officer or director of the Company or any Included Subsidiary or any member of the immediate family of any such officer or director, or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "INSIDERS"), has any agreement with the Company or any Included

         Subsidiary or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any Included Subsidiary (other than ownership of capital stock of the Company). None of the insiders has any direct or indirect interest in any competitor, supplier or customer (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) of the Company or any Included Subsidiary or in any person, firm or entity (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) from whom or to whom the Company or any Included Subsidiary leases any property, or in any other person, firm or entity with whom the Company or any Included Subsidiary transacts business of any nature. For purposes of this Section 3.24, the members of the immediate family of an officer or director shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

3.25     CUSTOMERS AND SUPPLIERS.

         SCHEDULE 3.25 of the Disclosure Schedule lists the 10 largest customers and the 10 largest suppliers of the Company and each Included Subsidiary, taken as a whole, for the year ended February 26, 2000 and for the period from February 26, 2000 to November 4, 2000 and sets forth opposite the name of each such customer or supplier, the volume of business (expressed in units and dollar amounts) attributable to such customer or supplier for each such period and the approximate percentage of the aggregate volume and net sales or purchases by the Company and each Included Subsidiary represented by such customer or supplier for each such period. Since the Balance Sheet Date, no customer or supplier listed on SCHEDULE 3.25 has indicated that it will stop or materially decrease the volume of business done with the Company or any Included Subsidiary for any reason, including without limitation, in response the Company's price increase put into effect on August 14, 2000.

3.26     COMPLIANCE WITH LAWS; PERMITS.

         (a) The Company and each Included Subsidiary and, when acting or purporting to act on behalf of the Company or any Included Subsidiary, the officers, directors, agents and employees of the Company and each Included Subsidiary, have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state and local laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which affect the Business or the Real Property (other than the Excluded Real Property) and to which the Company or any Included Subsidiary may be subject,and no claims are currently pending or during the three (3) year period prior to the date hereof have been filed against the Company or any Included Subsidiary alleging a violation of any such laws, regulations or other requirements. Neither the Company nor any Included Subsidiary has Knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Real Property. Neither the Company nor any Included Subsidiary is relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Surviving Corporation.

         (b) The Company or the Business, the Company and each Included Subsidiary has, in full force and effect, all licenses, permits and certificates, from federal, state and local authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct the Business and own and operate its properties (other than Environmental Permits, as such term is defined in Section 3.27(c) hereof) (collectively, the "PERMITS"). A list of all the Permits is set forth in SCHEDULE 3.26 of the Disclosure Schedule. The Company and each Included Subsidiary has conducted its business in compliance in all material respects with all terms and conditions of the Permits.

         (c) Neither the Company nor any Included Subsidiary has made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Company or any Included Subsidiary in connection with any actual or proposed transaction.

         (d) In particular, but without limiting the generality of the foregoing, neither the Company nor any Included Subsidiary has violated and or has any liability, and has not during the last three (3) years received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

3.27     ENVIRONMENTAL MATTERS.

         (a) As used in this Section 3.27, the following terms shall have the following meanings:

                  (i) "HAZARDOUS MATERIALS" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any applicable federal, state or local law, statute, code, ordinance, regulation, rule or official requirement relating to such substance or to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that causes any injury to human health or safety or to the environment or subjects the Company or any Included Subsidiary to any imposition of costs or liability under any Environmental Law.

                  (ii) "ENVIRONMENTAL LAWS" means all applicable federal, state, and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment or human health or safety (including, without limitation, all applicable federal, state, and local laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

                  (iii) "RELEASE" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, whether intentional or unintentional, of any Hazardous Material; provided that the term "Release" as used herein shall not include any threatened release to the extent that the only statutory basis for requiring a feedlot-type permit for any of the Real Property is the existence of such a threatened release.

         (b) The Company, each Included Subsidiary and the Real Property (other than the Excluded Real Property) are in compliance, in all material respects, with all applicable Environmental Laws.

         (c) The Company and each Included Subsidiary has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations currently necessary to conduct its business and own or operate the Real Property (other than the Excluded Real Property) (collectively, the "ENVIRONMENTAL PERMITS") and such Environmental Permits are listed in
                  SCHEDULE 3.27 of the Disclosure Schedule. A true and complete copy of each such Environmental Permit has been provided by the Company to Buyer prior to the date hereof. The Company and each Included Subsidiary has conducted its business in compliance in all material respects with all terms and conditions of the Environmental Permits. The Company and each Included Subsidiary has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws. Neither the Company nor any Included Subsidiary has any Knowledge that any Environmental Permit will not be renewed or extended at upon the expiration of such Environmental Permit subject to those matters addressed in
                  Section 5.16 hereof.

         (d) (i) No Hazardous Materials have been generated, manufactured, contained, stored or used by the Company or any Included Subsidiary in the last five (5) years except in material compliance with applicable Environmental Laws; (ii) no Hazardous Materials have been, (A) deposited, buried, incinerated, Released or disposed of at any time on, at, under or to the Real Property, whether by the Company, any Included Subsidiary or any other person or entity, or (B) deposited, buried, incinerated, Released or disposed of at any location other than the Real Property by the Company or any Included Subsidiary during the twenty-year period immediately preceding the Closing Date; (iii) the Real Property (other than the Excluded Real Property), and any improvements thereon, contain no asbestos, urea formaldehyde, polychlorinated biphenyls
                  (PCBs) or pesticides requiring any remediation, abatement or other corrective action under applicable Environmental Laws; and (iv) no aboveground or underground storage tanks are located on or under the Real Property (other than the Excluded Real Property) or have been located on or under the Real Property (other than the Excluded Real Property) and then subsequently removed or filled. If any such storage tanks exist on or under the Real Property (other than the Excluded Real Property), such storage tanks have been duly registered with all appropriate governmental entities and are otherwise in compliance with all applicable Environmental Laws.

         (e) Neither the Company nor any Included Subsidiary has received any notice during the ten-year period immediately preceding the Closing Date alleging in any manner that the Company is, or might potentially be, responsible for any Release of Hazardous Materials, or any costs arising under or as a result of an alleged or actual violation of Environmental Laws.

         (f) Except for those ongoing compliance costs incurred in the ordinary course of business consistent with past practice and except as expressly provided for in the Company's capital budget included in the Company's long-term plan dated Spring, 2000 and entitled "The Turkey Store Long Range Plan", a copy of which is attached to SCHEDULE 3.27 of the Disclosure Schedule (the "LONG RANGE PLAN"), no expenditure will be required for Buyer, Merger Sub or the Surviving Corporation to comply with any Environmental Laws in effect at the time of the Closing in connection with the continued operation of the business of the Company or the Real Property (other than the Excluded Real Property) in a manner consistent with the current operation thereof by the Company and the Included Subsidiaries.

         (g) The Company, each Included Subsidiary and the Real Property (other than the Excluded Real Property) are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

         (h) The Company has disclosed and delivered to Buyer and Merger Sub all non-routine environmental reports and investigations which the Company or any Included Subsidiary has obtained or ordered with respect to the business of the

                  Company and the Real Property (other than the Excluded Real Property) during the ten-year period immediately preceding the Closing Date.

         (i) No part of the Business or the Real Property (other than the Excluded Real Property) has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, except in compliance in all material respects with applicable Environmental Laws, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products, except in compliance in all material respects with applicable Environmental Laws.

         (j) No lien has been attached or filed against the Company, and Included Subsidiary or the Real Property (other than the Excluded Real Property) in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or
                  (ii) any Release of Hazardous Materials.

3.28     BROKERAGE.

         No third party (other than Houlihan, Lokey, Howard & Zukin Capital) shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

3.29     DISCLOSURE.

         Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of the Company pursuant to Article VII hereof nor the Disclosure Schedule nor the Annual Financial Statements, taken as a whole, contains any untrue statement of a material fact regarding the Company, any Included Subsidiary, the Business or any of the other matters dealt with in this Article III relating to the Company and the Included Subsidiaries or the transactions contemplated by this Agreement, or omits any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which has not been disclosed to Buyer or Merger Sub of which any officer or director of the Company or any Included Subsidiary is aware which would have a material adverse effect or could reasonably be anticipated to have a material adverse effect on the business, including operating results, assets, customer relations and employee relations, of the Company and the Included Subsidiaries, taken as a whole.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

         Buyer and Merger Sub, jointly and severally, hereby represent and warrant to the Company that:

4.01     INCORPORATION AND CORPORATE POWER.

         Each of Buyer and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

4.02     EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT.

         The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the Articles of Merger by Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Articles of Merger. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes the valid and binding obligation of Buyer and Merger Sub, enforceable in accordance with its terms, and the Articles of Merger, when executed and delivered by Merger Sub, will constitute the valid and binding obligation of Merger Sub, enforceable in accordance with its terms.

4.03     NO BREACH.

         The execution, delivery and performance of this Agreement by Buyer and Merger Sub, and of the Articles of Merger by Merger Sub, and the consummation by Buyer and Merger Sub of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer or Merger Sub, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of either Buyer or Merger Sub or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which either Buyer or Merger Sub is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which either Buyer or Merger Sub is subject.

4.04     MERGER SUBSIDIARY.

         All of the outstanding capital stock of Merger Sub is owned by Buyer free and clear of any lien, claim or encumbrance or any agreement with respect thereto. Since the date of its incorporation, Merger Sub has not engaged in any activity of any nature except in connection with or as contemplated by this Agreement.

4.05     GOVERNMENTAL AUTHORITIES; CONSENTS.

         Except for the applicable requirements of the HSR Act and the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin, neither Buyer or Merger Sub is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. Except for the requirements of the HSR Act, no consent, approval, exemption or authorization of either (i) any governmental or regulatory authority or court or (ii) or any other party or person is required to be obtained by either Buyer or Merger Sub in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby, including without limitation, in each case, any consent, approval, exemption or authorization under any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer or Merger Sub is bound or affected or any law, statute, rule or regulation or order, judgment or decree to which Buyer or Merger Sub is subject.

4.06     ADOPTION OF KEY EMPLOYEE COMPENSATION PLAN.

         The Board of Directors of Buyer has approved and adopted the Jennie-O--The Turkey Store Key Employee Compensation Plan (the "KEY EMPLOYEE COMPENSATION PLAN"), in the form attached hereto as EXHIBIT G, which Key Employee Compensation Plan shall become effective only upon Closing and only upon approval by the Company Shareholders in accordance with Section 5.03 hereof.



                                    ARTICLE V
                            COVENANTS OF THE COMPANY

5.01     CONDUCT OF THE BUSINESS.

         The Company shall, and shall cause each Included Subsidiary to, observe each term set forth in this Section 5.01 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Buyer in writing (and except for actions necessary to effect only the Disposition, all of which actions shall be done in consultation with Buyer):

         (a) The Business shall be conducted only in, and the Company and each Included Subsidiary shall not take any action except in, the ordinary course of the business of the Company and each Included Subsidiary, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's and each Included Subsidiary's past custom and practice;

         (b) The Company and each Included Subsidiary shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Articles of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock; (v) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities, except in the ordinary course of business pursuant to the Company's obligations under the ESOP; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days, except for accounts payable that are subject to dispute or are not otherwise due in accordance with their terms; (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; or
                  (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.01(b);

         (c) Except as set forth in SCHEDULE 5.01(c) of the Disclosure Schedule, neither the Company nor any Included Subsidiary shall, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants or (ii) in the case of employees, officers or consultants who earn in excess of $50,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

         (d) Except as set forth in SCHEDULE 5.01(c) of the Disclosure Schedule, neither the Company nor any Included Subsidiary shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

         (e) Neither the Company nor any Included Subsidiary shall cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

         (f) The Company and each Included Subsidiary shall: (i) use its commercially reasonable efforts to preserve intact the business organization and goodwill of the Company and each Included Subsidiary, keep available the services of the Company's and each Included Subsidiary's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company or any Included Subsidiary; (ii) confer on a regular and frequent basis with representatives of Buyer or Merger Sub to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing;
                  (iv) notify Buyer and Merger Sub of any emergency or other change in the normal course of the Company's or any Included Subsidiary's business or in the operation of the Company's or any Included Subsidiary's properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the Business, operations or financial condition of the Company or any Included Subsidiary or to the Company's, Buyer's or Merger Sub's ability to consummate the transactions contemplated by this Agreement and the Articles of Merger; and (v) promptly notify Buyer and Merger Sub in writing if the Company or any Included Subsidiary shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect; PROVIDED, HOWEVER, that any such notification shall in no event amend or be deemed to amend the Disclosure Schedule, and, PROVIDED, FURTHER, that the Company shall only be permitted to amend the Disclosure Schedule with the prior written consent of Buyer and in all events only for events or occurrences arising after the date hereof;

         (g)      The Company and each Included Subsidiary (for purposes of this
                  Section 5.01(g), all references to the Company and any Included Subsidiary shall include the Tax Affiliates of the Company and each Included Subsidiary) shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns, including all returns and reports relating to the Benefit Plans or the Other Benefit Arrangements, for all Tax periods ending on or before the Effective Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Date (all Tax returns described in this Section 5.01(g) and any schedules to be included therewith shall be prepared on a basis consistent with those of the Company prepared for prior Tax periods); PROVIDED, HOWEVER, that neither the Company nor any Included Subsidiary shall file any such Tax returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements) for any Tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with Buyer. The Company shall provide Buyer with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of the Company or any Included Subsidiary at least ten days before filing such return or election and shall reasonably cooperate with any request by Buyer in connection therewith;

         (h) Neither the Company nor any Included Subsidiary shall, without the consent of Buyer (which consent shall not be unreasonably withheld) (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes,
                  (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ended February 26, 2000; and

         (i) Neither the Company nor any Included Subsidiary shall perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 3.11 hereof.

5.02     ACCESS TO BOOKS AND RECORDS.

         Between the date hereof and the Effective Date, the Company shall afford to Buyer and Merger Sub and their authorized representatives ("BUYER'S REPRESENTATIVES") full access at all reasonable times and upon reasonable notice to the offices, properties, facilities, books, records, officers, employees and other items of the Company and each Included Subsidiary, and the work papers of Arthur Andersen LLP, the Company's independent public accountants, relating to work done by Arthur Andersen LLP with respect to the Company for each of the fiscal years ended February 28, 1998, February 27, 1999 and February 26, 2000, and with respect to the Pro Forma Financial Statements, and otherwise provide such assistance, financial information (including, without limitation, financial statements and management reports for all periods after December 30, 2000, as and when available) and other materials and information relating to the Business as is reasonably requested by Buyer and Merger Sub in order that Buyer and Merger Sub may have a full opportunity to make such investigation and evaluation as they shall reasonably desire to make of the business and affairs of the Company and each Included Subsidiary, and the Company shall instruct its officers, employees, agents and representatives to cooperate with Buyer's Representatives in carrying out such investigation. In addition, the Company and its officers and directors shall cooperate fully (including providing introductions, where necessary) with Buyer to enable Buyer to contact and visit such third parties, including customers, prospective customers, specified agencies, vendors, or suppliers of the Company and each Subsidiary as Buyer deems reasonably necessary to complete its due diligence; PROVIDED THAT, Buyer agrees not to initiate such contacts without the prior approval of the Company, which approval will not be unreasonably withheld, limited or delayed.

5.03     APPROVAL OF COMPANY SHAREHOLDERS.

         The Board of Directors of the Company shall, promptly after the date of this Agreement and in no event later than February 15, 2001, take all action necessary in accordance with the Wisconsin Statutes and its Articles of Incorporation and Bylaws to solicit consents (or in the event consents cannot be solicited or obtained, to convene a meeting) of the Company Shareholders for the purpose of approving this Agreement, the Articles of Merger and the Key Employee Compensation Plan, and the Company shall consult with Buyer in connection therewith. In addition, the Company shall cooperate with Buyer in determining the appropriate manner of obtaining approval of the Key Employee Compensation Plan through written consents (or, in the case of a meeting, in a vote) intended to comply with the provisions of Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, including determining the disclosures required to obtain such approvals and the proper Company Shareholders eligible to approve the Key Employee Compensation Plan. Notwithstanding the foregoing, neither Buyer nor the Surviving Corporation shall have any claim against the Company Shareholders for any failure of the consents so obtained to comply with such provisions of the Code. The Board of Directors of the Company will (i) in the event consents cannot be solicited or obtained, cause proper notice of a meeting to be given to its shareholders in compliance with the Wisconsin Statutes and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a written consent for approval of (or, in the case of a meeting, a vote in favor of) this Agreement, the Articles of Merger and the Key Employee Compensation Plan, (iii) if appropriate, use its commercially reasonable best efforts to solicit from its shareholders proxies in favor thereof, and (iv) if applicable, notify each shareholder who did not consent to the approval of this Agreement and the Articles of Merger of the authorization of such action and send them the dissenters' notice described in Section 180.1322 of the Wisconsin Statutes.

5.04     REGULATORY FILINGS.

         The Company shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and submissions under any laws or regulations applicable to the Company and each Subsidiary for the consummation of the transactions contemplated herein. The Company will coordinate and cooperate with Buyer and Merger Sub in exchanging such information, will not make any such filing without providing to Buyer and Merger Sub a final copy thereof for their review and consent at least two full business days in advance of the proposed filing, which consent shall not be unreasonably withheld, and will provide such reasonable assistance as Buyer and Merger Sub may request in connection with all of the foregoing.

5.05     CONDITIONS.

         The Company shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 7.01 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

5.06     NO NEGOTIATIONS, ETC.

         Until the earliest to occur of the Effective Time or the termination of this Agreement pursuant to Article VIII hereof, neither the Company nor any of its officers, directors, agents or representatives, shall directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of the officers or employees of the Company) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or any Included Subsidiary or other similar transaction or business combination involving the Company or any Included Subsidiary or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Company shall promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.

5.07     REQUIRED CONSENTS.

         The parties have indicated on SCHEDULE 5.07 of the Disclosure Schedule the consents, approvals, exemptions or authorizations that will be required to be obtained by the Company prior to the Closing (each, as so indicated, a "REQUIRED CONSENT"). With respect to the Required Consents issued by governmental authorities, the Company shall notify, promptly after the date hereof, such governmental authorities of the execution of this Agreement and the transactions contemplated hereby. The Company shall obtain all Required Consents prior to the Closing and will cooperate with Buyer to obtain all such approvals and consents required of Buyer.

5.08     CLOSING CERTIFICATES.

         The Company will use its commercially reasonable efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

5.09     BENEFIT PLANS.

         (a) Upon the request of Buyer, the Company will take all action necessary or required (i) to terminate or amend, if requested by Buyer, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of a time immediately prior to the Effective Time and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Benefit Plans that is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

         (b) On or prior to the Closing Date, the Company shall terminate the Company's Phantom Stock Plan, Target Supplemental Executive Retirement Plan and Wrap-Around Savings Plan (the "TERMINATED COMPENSATION PLANS") and make in full all payments required to be made by the Company to all participants and beneficiaries of such Terminated Compensation Plans and satisfy in full all obligations of the Company under such Terminated Compensation Plans, such that, after the Closing, neither Buyer, the Surviving Corporation nor any of their affiliates shall have any obligation or liability, payment or otherwise, with respect to such Terminated Compensation Plans or any employees or other beneficiaries participating in such Terminated Compensation Plans. The termination of the Terminated Compensation Plans is referred to as the "PRE-CLOSING COMPENSATION PLAN TERMINATION." Any indebtedness incurred by the Company or any Included Subsidiary in connection with the Pre-Closing Compensation Plan Termination shall be paid off in full prior to the Closing Date in accordance with Section 5.13 hereof.

5.10     ACCOUNTING POLICIES AND PROCEDURES.

         The Company shall not take any action, other than as required by law or GAAP, to modify any of its accounting policies, procedures and practices from those in effect in the Audited Financial Statements.

5.11     DISPOSITION.

         The Company shall effect the Disposition in a manner that will result in the Company, after giving effect to the Disposition, owning all of the assets and business of the Business, subject only to the liabilities (i) identified in the Pro Forma Latest Balance Sheet or
         (ii) incurred in the ordinary course of the Business since February 26, 2000, in each case, to the extent not paid as of the Effective Date.

5.12     TAX COVENANTS.

         (a) The Company and each Subsidiary and any Tax Affiliate shall timely and properly pay all Taxes due for all Tax periods or portions thereof ending on, prior to or including the Effective Date and payable as of the Effective Date (including any and all Taxes of the Company relating to the Disposition and all related transactions) or otherwise establish on its books and records (in accordance with GAAP and consistent with past practice), reserves that are adequate for the payment of any Taxes for all Tax periods or portions thereof ending on, or prior to the Effective Date or if including the Effective Date, allocable to the portion of the period ending on the Effective Date as determined in accordance with Section 13.05 hereof, and such reserves shall be taken into account in the determination of Closing Date Working Capital pursuant to
                  Section 9.02 hereof.

         (b) Neither the Company nor any Subsidiary shall make payments prior to the Effective Time that separately or in the aggregate could or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, unless and until such payments are approved by the stockholders in accordance with the provisions of Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. The Company shall, prior to the Effective Time and in accordance with
                  Section 5.03 hereof, seek the approval of its shareholders of payments made pursuant to the Key Employee Compensation Plan in a manner intended to comply with such sections of the Code.

5.13     PAYOFF OF DEBT; JARVELA.

         (a) At or before the Closing, the Company (a) shall, and shall cause each Included Subsidiary either to (i) pay in full to the persons entitled thereto all debt of the Company and each such Included Subsidiary for money borrowed ("DEBT") such that on the Effective Time the Company and each Included Subsidiary shall have no Debt or (ii) cause to be delivered to Buyer, prior to the Closing Date, instruments in a form satisfactory to Buyer, executed by each of the lenders of such Debt and the Company pursuant to which each such lender agrees to the amount required to pay in full all Debt owed by the Company or any Included Subsidiary to such Lender on the Closing Date and pursuant to which such Lender agrees to accept such amount from Buyer on the Closing Date in full satisfaction of all such Debt and to release the Company and each Included Subsidiary, as applicable, from any and all obligations related to such Debt, and (b) deliver to Buyer any other instruments, releases, terminations (including without limitation, terminations of all liens, mortgages, security interests and the filings by such lenders of UCC termination statements of financing statements) or other documents as Buyer may request, in order to evidence the payments made under subsection (a) above and the release of the Company and the Included Subsidiaries with respect to all Debt (collectively, the "DEBT PAYOFF INSTRUMENTS"). Notwithstanding the foregoing, the Company shall be deemed to have paid the amounts owed pursuant to the $5,000,000 City of Faribault, Minnesota Variable Rate Demand Industrial Development Revenue Bonds (Jerome Foods, Inc. Project) by defeasing such bonds in accordance with their terms (the "FARIBAULT BONDS").

         (b) On or prior to the Closing Date, the Company shall terminate and pay in full or otherwise satisfy all obligations to Larry Jarvela under that certain Agreement, dated August 26, 2000, and obtain a release from Larry Jarvela or such other documents that Buyer may request, in a form satisfactory to Buyer, pursuant to which he releases the Company from any and all such obligations (the "JARVELA RELEASE").

5.14     ENVIRONMENTAL MATTERS.

         To the extent not completed prior to the date hereof:

         (a) The Company has provided Buyer a Phase I environmental site assessment report concerning each parcel of Real Property identified in EXHIBIT I-1 attached hereto (the "ASSESSED REAL PROPERTY"), which Phase I assessments shall be conducted in accordance with the ASTM standard E 1527-97 or 1527-2000 and shall be subject to Buyer's review pursuant to Section 5.14(c) below. The Company and each Included Subsidiary shall cooperate with Buyer's and Buyer's Representatives' efforts to conduct such additional environmental assessment of the Assessed Real Property and/or an environmental audit of the Business that Buyer may, in its discretion, consider necessary. To the extent Buyer or Buyer's Representatives conduct additional environmental assessment of the Assessed Real Property and/or an environmental audit of the Business, then Buyer shall indemnify the Company and each Company Shareholder for all costs, damages, fees and assessments incurred by the Company caused by the negligent activities or willful misconduct of Buyer or Buyer's Representatives, if any, in performing such additional assessment or audit; PROVIDED, HOWEVER, that such indemnification obligation shall arise only in the event that Closing of the transactions contemplated by this Agreement does not occur. The Company and each Company Shareholder shall be a third-party beneficiary of any insurance proceeds covering or applicable to the conduct of Buyer, Buyer's Representatives or its agents, consultants, representatives and contractors in the performance of such additional environmental assessment or audit. Buyer shall provide the Company a full and complete copy of all written, non-privileged data, reports, findings, conclusions and assessments generated by Buyer or Buyer's Representatives in the course of any such additional environmental assessment or audit by Buyer or Buyer's Representatives. The Company and each Included Subsidiary shall allow Buyer and Buyer's Representatives access to the Assessed Real Property, at all reasonable times prior to Closing and without charge, for the purpose of conducting such inspections, reviews, inventories, observations, tests, analyses, examinations and investigations as Buyer may desire (including, without limitation, any Phase II environmental assessments); PROVIDED, HOWEVER, that such inspections, reviews, inventories, observations, tests, analyses, examinations and investigations shall be conducted in a manner so as not to interfere unreasonably with the Company's operation of the Business. Buyer shall provide to the Company prior to conducting such inspections reviews, inventories, observations, tests, analyses, examinations and investigations a detailed proposal for such assessments and investigations, and such inspections and assessments shall be conducted in substantial conformity with such proposal unless the Company agrees to a modified proposal, which agreement shall not be unreasonably withheld or delayed. Buyer shall not be provided access to perform any such inspections or investigations unless and until the Company consents to such proposed assessment, which consent shall not be unreasonably withheld or delayed. Buyer's inspections, reviews, inventories, observations, tests, analyses, examinations, and investigations shall not interfere unreasonably with the Company's operations, and all of Buyer's efforts shall be subject to the Company's approval of schedule, which approval shall not be unreasonably withheld or delayed. The Company and each Included
                  Subsidiary shall allow Buyer and Buyer's Representatives access to all plans and specifications for improvements on the Assessed Real Property, if any, and all current and historical maintenance records, licenses, permits, reports, certificates, correspondence with governmental authorities or other items relating to the construction, operation or environmental assessment of the Assessed Real Property and/or the environmental audit of the Company or any Included Subsidiary for the purposes of reviewing and making photocopies (or other reproductions) of the same.
                  Buyer and Buyer's Representative shall maintain such documentation as confidential unless the Company agrees that such documentation may be disclosed publicly or such disclosure is required by applicable laws and regulations or by a governmental authority or court. The Company and each Included Subsidiary shall furthermore make available, for the purpose of interviews with Buyer and Buyer's Representatives for the purpose of environmental due diligence, such employees and representatives of the Company and each Included Subsidiary as may be requested by Buyer or Buyer's Representatives. The Company and each Included Subsidiary agree not to object to, or interfere with, interviews by Buyer and Buyer's Representatives with past and present occupants of the Real Property, past owners of the Assessed Real Property, past employees of the Company and the Included Subsidiaries and past and present owners and occupants in the vicinity of the Assessed Real Property, subject only to Buyer or Buyer's Representative's agreement to provide the Company with advance notice of and an opportunity to attend such interviews. Buyer and Buyer's Representatives shall cooperate with Seller to schedule any such interviews at times and locations mutually convenient to the parties hereto.

         (b) If the Closing of the transactions contemplated by this Agreement occurs, Buyer shall pay the expense of the Phase I environmental site assessments of the Assessed Real Property performed by the Company pursuant to Section 5.14(a) above and the expense of any environmental audit of the Business, if one is so ordered by Buyer, and the expense of the Phase II assessments and the preparation of any written reports in connection therewith, identified in SCHEDULE 5.14(b) of the Disclosure Schedule. If the Closing of the transactions contemplated by this Agreement does not occur, the Company shall bear the cost of all such Phase I and II assessments and audits. Regardless of whether the Closing occurs, the Company Shareholders shall be responsible for paying for any Phase II site assessments other than those identified in SCHEDULE 5.14(b) of the Disclosure Schedule and any other environmental investigation, and any written reports prepared in connection therewith, performed in connection with any Remediation performed pursuant to this Agreement.

         (c) The environmental site assessments of the Assessed Real Property, including the Phase I environmental site assessments prepared by the Company, and if applicable, any Phase II environmental assessments, shall be subject to the review and approval of Buyer, which approval shall not be unreasonably withheld or delayed. Buyer shall complete its review of the Phase I, and if applicable, Phase II environmental assessments, as promptly as practicable. Buyer and the Company shall agree on (i) the requirements, if any, to Remediate (as defined in Section 5.14(f)(i) below) each Environmental Condition (as defined in Section 5.14(f)(ii) below) and (ii) a scope of work setting forth such agreed upon approach to Remediate each such Environmental Condition (the "REMEDIATION SCOPE OF WORK"). The Remediation Scope of Work shall include, without limitation, identification of the actions necessary to complete the Remediation, such that a Closure Determination under Section 5.14(g) hereof is issued, and a proposed schedule for the performance of the Remediation. The Company and Buyer agree to utilize and accept the services of URS (or such other service provider upon which the parties mutually agree) as the environmental consultant (the "ENVIRONMENTAL CONSULTANT") that will oversee, perform or coordinate and direct the performance of the Remediation. In the event that it is necessary after the date hereof to modify or amend the Remediation Scope of Work agreed upon pursuant to this Section 5.14(c), or any portion thereof, in order to complete any Remediation required under this Agreement or to obtain a Closure Determination pursuant to Section 5.14(g) hereof, any such modification or amendment shall be in writing and shall be mutually agreed by Buyer and the Company Shareholders (which agreement shall not be unreasonably withheld by either Buyer or the Company Shareholders).

         (d) Subject to the terms of this Section 5.14(d), the Company Shareholders, at their sole cost and expense, shall Remediate, in a manner mutually acceptable to Buyer and the Company Shareholders (which agreement shall not be unreasonably withheld by either Buyer or the Company Shareholders), all known Environmental Conditions associated with each parcel of the Assessed Real Property (including, without limitation, the land and any improvements located thereon) that have been identified as conditions to be Remediated in accordance with the Remediation Scope of Work set forth in EXHIBIT I-2 (each, a "REMEDIABLE CONDITION"); PROVIDED that, the maximum aggregate liability of the Company Shareholders for such Remediation shall be $2.0 million, as provided by the Environmental Remediation Escrow Amount. The Company

                  Shareholders shall complete, or cause to be completed, the Remediation of all Remediable Conditions in accordance with the Remediation Scope of Work. The parties acknowledge and agree that the Company Shareholders shall contract with the Environmental Consultant to supervise and implement the Remediation of the Remediable Conditions required by the Remediation Scope of Work, and that the Environmental Consultant shall consult regularly with Buyer's designated representative to keep such representative apprised of the status of such Remediation and to permit such representative to address any issues or recommendations with respect to such Remediation. As of the date hereof, Buyer and the Company Shareholders have mutually agreed upon the Remediation Scope of Work set forth in EXHIBIT I-2, which Remediation Scope of Work may only be modified, if necessary, in accordance with the terms of Section 5.14(c) hereof. The Company Shareholders shall cause the Remediation of the Remediable Conditions required hereunder to be commenced promptly after, but not prior to, the Effective Time, and shall cause such Remediation to be completed as soon as is practicable thereafter; PROVIDED that, the Company Shareholders and Buyer shall mutually agree in advance on the schedule for the work activities comprising such Remediation at each parcel of the Assessed Real Property. The Company Shareholders' obligation to Remediate each Remediable Condition shall terminate upon the earlier of (i) the aggregate expenditure of $2.0 million for such Remediation, such that the Environmental Remediation Escrow Amount has been exhausted, or (ii) the issuance of a Closure Determination with respect to each Remediable Condition at the Assessed Real Property; PROVIDED that, if the Company Shareholders' obligation to Remediate the Remediable Conditions were to be terminated under clause (i) of this sentence, the Company Shareholders shall remain obligated to cooperate with the Company and the Buyer to obtain a Closure Determination with respect to each Remediable Condition for which Remediation has been completed prior to exhaustion of the Environmental Remediation Escrow Amount, provided that such cooperation shall be at the expense of the Buyer.

         (e) The Company Shareholders shall undertake and complete the Remediation of the Remediable Conditions required hereunder so as not to interfere unreasonably with any operations at the Assessed Real Property or to damage the Assessed Real Property or any improvements thereon, except for collateral damage resulting from such Remediation, which collateral damage shall be repaired by or at the direction of the Company Shareholders. Buyer shall allow the Company Shareholders and the Environmental Consultant access to the Assessed Real Property, at all reasonable times and without charge, for the purpose of performing the Remediation of the Remediable Conditions hereunder; PROVIDED that Buyer shall be provided reasonable advance notice of the proposed entry of the Company Shareholders or the Environmental Consultant onto the Assessed Real Property for such Remediation. The Company Shareholders shall provide Buyer with copies of all non-privileged correspondence, reports and other communications prepared or received by them or the Environmental Consultant in connection with the Remediation of the Remediable Conditions.

         (f)      For purposes of this Agreement:

                  (i) "REMEDIATE" shall mean the removal, abatement, encapsulation, investigation, cleanup, remediation or correction of, or other response to (including, without limitation, testing, monitoring, sampling or investigation of any kind) any Environmental Conditions (as defined in Section 5.14(f)(ii) below) solely to the extent required by, and in accordance with, the applicable Environmental Laws, including, all applicable orders, directives, policies and requirements of courts or of relevant governmental agencies or other authorities. Completion of any Remediation required hereunder shall be evidenced by issuance of a Closure Determination pursuant to
                           Section 5.14(g) hereof. For purposes of this Section 5.14, the term "Remediate" may include reliance on institutional or engineering controls or deed instruments required by governmental authorities exercising jurisdiction under applicable Environmental Laws if such controls or instruments do not prevent or materially interfere with or restrict the use of the properties for purposes consistent with their uses as of the Closing Date.

                  (ii) "ENVIRONMENTAL CONDITION" shall mean any recognized environmental condition (as defined by reference to ASTM standard E 1527-97 or E 1527-2000), violation of law or regulation, or other matter with respect to which action or response is recommended or required by the Environmental Consultant, as identified or addressed in the approved Phase I and Phase II environmental site assessments under Section 5.14(c) above, or any other matter with respect to which the parties hereto agree that Remediation shall be conducted and shall include the full extent of such environmental conditions, violations or other matters whether the same are fully known, described or characterized in said Phase I and Phase II environmental assessments.

         (g) For purposes of this Section 5.14, any Remediation required hereunder with respect to any Environmental Condition shall be completed when the Shareholder Representative provides to Buyer either (i) a written no-action or no-further-action letter or other form of closure determination in the form and scope customarily available from the primary governmental authority exercising jurisdiction over such Environmental Condition certifying that said Remediation is complete and no further Remediation is required, or (ii) if such a determination from such governmental authorities cannot practicably be obtained, a written certification from the Environmental Consultant that, in its professional opinion, such Remediation was undertaken and completed in accordance with applicable laws and regulations and the Remediation Scope of Work, and that, in its professional opinion, the property involved is free from all previously identified Environmental Conditions. Such a written determination or certification issued pursuant to clause (i) or (ii) of this Section 5.14(g) shall be referred to as a "CLOSURE DETERMINATION" for purposes of this Agreement.

5.15     EXCLUDED LAND.

         Buyer agrees that, prior to the Closing Date, the Company will have transferred the land described on EXHIBIT J-1 to Our Family, LLP, Our Family MN, LLP, or Gobblers Inc. (the "UNWANTED REAL PROPERTY"). All land not transferred and, as a result, not subject to the Disposition is referred to herein as the "INCLUDED LAND". Included Land shall be deemed to be Real Property under this Agreement and shall be subject to the applicable representations and warranties and the environmental procedures and indemnifications contained in this Agreement, including without limitation the representations and warranties in Sections 3.12 and 3.27 hereof and the environmental procedures and indemnifications in Section 5.14 hereof. The land described on EXHIBIT J-2 shall be subject to a restrictive covenant substantially in the form set forth in EXHIBIT J-3 and an option to purchase and right of first refusal substantially in the form set forth in EXHIBIT J-4. The land described on EXHIBIT J-5 shall be leased by Our Family, LLP, Our Family MN, LLP, or Gobblers Inc., as applicable, to the Company pursuant to a lease substantially in the form set forth in EXHIBIT J-6.

5.16     FARM PERMITS AND CONSENTS.

         (a) The Company and Buyer shall jointly notify, promptly after the date hereof, the applicable governmental authorities that issued the consents, licenses, permits, authorizations or approvals identified in SCHEDULE 5.16(a) attached hereto (the "SCHEDULED FARM CONSENTS") applicable to those turkey production farms set forth in SCHEDULE 5.16(b) attached hereto (the "SCHEDULED FARMS" and each, a "SCHEDULED FARM") of the execution of this Agreement and the transactions contemplated hereby. If any of such governmental authorities does not issue any such Scheduled Farm Consents, or asserts that other or different consents, approvals, permits or licenses are required or must be issued or renewed with respect to the Scheduled Farms (together with the Scheduled Farm Consents, the "FARM CONSENTS") due to any of the circumstances set forth in the next sentence of this Section 5.16(a), then the Company Shareholders shall (i) in the first instance and at their sole cost and expense, with the assistance, cooperation and best efforts of Buyer (so long as such efforts are at the Company Shareholders' expense), take such actions as are necessary to cause the Farm Consents to be issued prior to the Effective Time and (ii) if Section 5.16(b) hereof is applicable and is elected by the Company Shareholders after their compliance with the preceding clause (i), replace the turkey production of the affected Scheduled Farms in effect as of the Effective Time in accordance with the terms of Section 5.16(b) hereof. The obligations of the Company Shareholders under the previous sentence of this Section 5.16(a) shall be applicable only in the event of (x) any failure of the Company or Company Shareholders to undertake, complete or properly perform any action legally required to be taken prior to the Effective Time; PROVIDED HOWEVER, that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, in and of themselves, shall not be deemed to be a failure of the Company or Company Shareholders to undertake, complete or properly perform any action legally required to be taken it or them, (y) the Company's violation of a statute, rule, regulation or other legal requirement prior to the Effective Time; PROVIDED HOWEVER, that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, in and of themselves, shall not be deemed to be a violation of a statute, rule, regulation or other legal requirement, or (z) any other action or inaction of the Company or Company Shareholders prior to the Effective Time not related to execution and delivery of this Agreement.

         (b) If the Company Shareholders' obligation to obtain Farm Consents applicable to a Scheduled Farm applies pursuant to
                  Section 5.16(a) hereof, and any such Farm Consents are not obtained prior to the Effective Time, then the Company Shareholders may replace the turkey production generated at such Scheduled Farm as of the Effective Time in accordance with the terms set forth below in this Section 5.16(b).

                  (i) Each Scheduled Farm subject to a Farm Consent that has not been obtained as of the Closing Date (each, a "TRANSFERRED FACILITY") shall be conveyed by the Company prior to the Effective Time to Our Family, LLP or Our Family MN, LLP, as designated in writing by the Shareholders Representative, at a cost equal to the appraised value of such Transferred Facility plus the "Allocated Goodwill" (as defined below) for such Transferred Facility; PROVIDED that, the Company Shareholders shall pay all costs and expenses associated with such conveyance, including, without limitation, costs of appraisal, transfer taxes, real estate fees, recording, title evidence and insurance, if any (collectively, the "CONVEYANCE COSTS"). For purposes of this Agreement, "ALLOCATED GOODWILL" shall mean the product of (A) the aggregate goodwill to be recognized by Buyer on its books and records resulting from the Merger multiplied by (B) the quotient resulting from dividing (X) the book value of a Transferred Facility, as set forth in the financial books and records of the Company as of the Closing Date, by (Y) the book value of all of the Company's assets (after giving effect to the Disposition) as set forth in such records as of the Closing Date;

                  (ii) Our Family, LLP or Our Family MN, LLP, as applicable, shall thereafter (A) cause the Transferred Facility to be subject to a turkey production contract or lease, at Buyer's option, for a period of at least five (5) years, or (B) replace the turkey production represented by the Transferred Facility with alternative turkey production reasonably acceptable to Buyer for a period of at least five (5) years; PROVIDED that, in all instances, the replacement turkey production to be provided under either clause (A) or (B) of this Section 5.16(b)(ii) shall be equivalent, both in quantity and quality, to the turkey production of the Transferred Facility, and such replacement turkey production shall be made available to Buyer at the cost of production incurred by Our Family, LLP or Our Family MN, LLP, as applicable, without any profit margin, mark-up or other addition by Our Family, LLP or Our Family MN, LLP, as applicable. For purposes of this Section 5.16(b)(ii), the cost of such turkey production shall be deemed to be equal to the costs projected in the Long-Range Plan, EXCEPT that the cost of feed and fuel used by Our Family, LLP or Our Family MN, LLP, as applicable, in the production of turkeys for replacement purposes, shall be equal to the actual costs thereof to such producers in effect from time to time during the term of such replacement production (which costs shall be documented by such producers and available for audit by Buyer from time to time). The terms and conditions of such replacement production shall be those set forth in the standard form of independent grower contract utilized by Jennie-O Foods, Inc. from time to time. If Buyer chooses to lease a Transferred Facility from Our Family, LLP or Our Family MN, LLP, such lease terms shall be negotiated in good faith by the parties, but the total rent payable by Buyer thereunder shall be equal to no more than, in each case with respect to the Transferred Facility, the actual real property taxes payable by the owner thereof, insurance, utilities, assessments, scheduled depreciation for assets owned by the lessor, financing costs of leasehold improvements paid for by the lessor and the costs of any improvements requested by Buyer. If, during the term of a production contract or lease, the applicable Farm Consent or Consents were to be issued with respect to a Transferred Facility, then such Transferred Facility shall be conveyed back to the Company (or its successors or assigns) at the same price provided for in Section 5.16(b)(i) above under the same terms and conditions of this Agreement as if such property had been included as an asset of the Company on the Effective Date; PROVIDED that, the Company Shareholders shall pay all associated Conveyance Costs, except the costs of any premiums under any title insurance, which shall be paid by Buyer. If, upon expiration of the term of a production contract or lease, the applicable Farm Consent or Farm Consents were not issued, then, at Buyer's option, (x) the parties may renew the production contract or lease on the same terms and conditions and for another term equal in length to the initial term or (y) the Company (or its successors or assigns) shall be entitled to a thirty
                           (30) day option to purchase the Transferred Facility without having the applicable Farm Consents in hand, at a price equal to the then-appraised market value of such Transferred Facility plus the Allocated Goodwill applicable to such Transferred Facility or
                           (z) the production represented by the Transferred Facility may be replaced with alternative turkey production on terms and conditions (including quality and quantity of production) reasonably acceptable to Buyer.

         (c) If a Farm Consent were not to be issued due to any reason other than that set forth in the last sentence of Section 5.16(a) hereof, then the Company Shareholders shall have no further obligation to obtain such Scheduled Farm Consent; EXCEPT that, if Buyer were to choose, in its sole discretion, to pursue either obtaining such Scheduled Farm Consent or contesting the applicable governmental authority's failure or refusal to issue such Scheduled Farm Consent (collectively, a "CONTEST"), then the Company Shareholders, on the one hand, and Buyer, on the other, shall share equally in the legal costs, including attorneys' fees, costs and expert witnesses or consultant fees, incurred in such Contest. If such Contest were to involve the action or inaction of any governmental authority in Wisconsin, the parties agree to retain Michael Best & Friedrich LLP for such contest; if such Contest were to involve the action or inaction of any governmental authority in Minnesota or the federal government, the parties agree to retain Dorsey & Whitney LLP for such Contest. If the parties were to prevail in any such legal contest, then the Scheduled Farm that is the subject of such Contest would then be transferred to Buyer at the price set forth in Section 5.16(b)(i) hereof (assuming that such Scheduled Farm had become a Transferred Facility prior to the conclusion of such legal contest); and, if the parties were not to prevail in any such Contest, such that the Farm Consent involved were still held to be required by the applicable governmental authorities, then the parties agree that terms and conditions of Section 5.16(b) hereof shall apply.

         (d) This Section 5.16 applies only to Farm Consents that are applicable to the Scheduled Farms.


                                   ARTICLE VI
                       COVENANTS OF BUYER AND MERGER SUB

         Buyer and Merger Sub covenant and agree with the Company as follows:

6.01     REGULATORY FILINGS.

         Buyer or Merger Sub shall, as promptly as practicable after the execution of the Agreement, make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer and Merger Sub for the consummation of the transactions contemplated herein. Buyer and Merger Sub will coordinate and cooperate with the Company in exchanging such information, will not make any such filing without providing to the Company a final copy thereof for its review and consent at least two full business days in advance of the proposed filing, which consent shall not be unreasonably withheld, and will provide such reasonable assistance as the Company may request in connection with all of the foregoing.

6.02     CONDITIONS.

         Buyer or Merger Sub shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section
         7.02 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

6.03     APPROVALS AND CONSENTS.

         Buyer shall take all necessary corporate and other action and file all documents required to obtain and will use its commercially reasonable efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with the Company to obtain all such approvals and consents required by the Company, including any consents or approvals necessary or appropriate to effect the Disposition.

6.04     CLOSING CERTIFICATES.

         Buyer will use its best efforts to deliver at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

6.05     CONFIDENTIALITY.

         Buyer acknowledges that all information provided to any of it and its affiliates, agents and representatives by the Company and its affiliates, agents and representatives is subject to the terms of a confidentiality agreement dated March 17, 2000 between the Company and Buyer (the "CONFIDENTIALITY AGREEMENT"), the terms of which are hereby incorporated herein by reference. Buyer acknowledges that any and all information provided or made available to it and its affiliates, agents and representatives by or on behalf of the Company concerning the Company and its affiliates (other than information that relates to the Business) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

6.06     WARN ACT.

         Buyer shall be responsible for any notification under the Worker Adjustment and Retraining and Notification Act of 1988 and any similar state laws or regulations with respect to employees of the Company or any Included Subsidiary after the Effective Time.

6.07     EMPLOYEE BENEFITS.

         Buyer or Merger Sub will, for the period of one (1) year after the Effective Date, maintain a level of benefits for employees of the Company which in the aggregate are substantially equivalent to the lesser of: (i) the level of benefits such employees received prior to the date of this Agreement or (ii) the level of benefits received by other, substantially equivalent, employees of Jennie-O Foods, Inc., a Minnesota corporation and wholly owned subsidiary of Buyer. For purposes of eligibility and vesting, but not for purposes of benefit accrual, in Buyer's benefit plans, service shall include all service with the Company or any Included Subsidiary.

6.08     COOPERATION IN OBTAINING SHAREHOLDER APPROVAL.

         Buyer shall cooperate with the Company in determining the appropriate manner of obtaining approval of the Key Employee Compensation Plan through written consents (or, in the case of a meeting, in a vote) intended to comply with the provisions of Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, including determining the disclosures required to obtain such approvals and the proper Company Shareholders eligible to approve the Key Employee Compensation Plan. Neither Buyer nor the Surviving Corporation shall have any claim against the Company Shareholders for any failure of any approval so obtained to comply with such provisions of the Code.


                                 ARTICLE VII
                            CONDITIONS TO CLOSING

7.01     CONDITIONS TO BUYER'S AND MERGER SUB'S OBLIGATIONS.

         The obligation of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Effective Time:

         (a) REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. The representations and warranties set forth in Article III hereof shall be true and correct in all material respects at and as of the Effective Time (except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date and except for those representations and warranties made in Section 3.14(b) hereof which need only be correct as of the date hereof) as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by the Company or any Company Shareholder of discoveries, events or occurrences arising on or after the date hereof).

         (b) COVENANTS PERFORMED. The Company and each Company Shareholder shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Effective Time.

         (c) CONSENTS OBTAINED. The Company shall have obtained, or caused to be obtained, each Required Consent.

         (d) SHAREHOLDER APPROVAL. The Merger, this Agreement, the Articles of Merger and the Key Employee Compensation Plan shall have been duly and validly approved by the Company Shareholders under the Wisconsin Statutes, and the Company shall have delivered to Buyer evidence, in form satisfactory to Buyer's counsel, of such approval, and the Articles of Merger shall have been duly executed by the Company.

         (e) GOVERNMENT APPROVALS. All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated by this Agreement or the Articles of Merger will have been duly made and obtained.

         (f) NO PROHIBITIONS. There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer or Merger Sub of all or a material portion of the business or assets of the Company and the Included Subsidiaries, or to require Buyer or Merger Sub or any of their subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer or Merger Sub and their subsidiaries or of the Company or any Included Subsidiary, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Buyer or Merger Sub of any of the shares of Company Common Stock or capital stock of any Included Subsidiary, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement, the Articles of Merger or any other agreements attached as exhibits hereto (collectively, the "RELATED AGREEMENTS") or
                  (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

         (g) NO GOVERNMENTAL ACTIONS TAKEN. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.01(f) hereof.

         (h) NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Effective Time, there shall not have occurred any change in the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Company or any Subsidiary which is (or may reasonably be expected to result in a change which is), individually or in the aggregate with other such facts and circumstances, materially adverse to the Company and the

                  Included Subsidiaries, taken as a whole, or to the value of the shares of Company Common Stock, whether or not arising from transactions in the ordinary course of business.

         (i) NO DAMAGE TO PROPERTIES. There shall have been no damage, destruction or loss of or to any property or properties owned or used by the Company or any Included Subsidiary, whether or not covered by insurance which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Company and the Included Subsidiaries, taken as a whole.

         (j) DISSENTING SHARES. Not more than five percent (5%) of the outstanding shares of Company Common Stock shall be qualified to be Dissenting Shares as of the Effective Time.

         (k) DISPOSITION. The Disposition shall have been completed in a manner reasonably satisfactory to Buyer prior to the Closing.

         (l) EMPLOYMENT AGREEMENT. Jerome K. Jerome shall have entered into the Employment Agreement, in the form attached hereto as EXHIBIT K, with Buyer.

         (m) DELIVERY OF CERTAIN DOCUMENTS. Prior to the Effective Time, the Company shall have delivered to Buyer all of the following:

                  (i) certificates of the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the date of the Effective Time, stating that the conditions precedent set forth in subsections (a),
                           (b) and (j) above have been satisfied;

                  (ii) copies of the Required Consents and governmental consents and approvals and of the authorizations referred to in subsections (c), (d) and (e) above;

                  (iii) the Company's and each Included Subsidiary's minute books, stock transfer records, corporate seal and other materials related to corporate administration;

                  (iv) resignations (effective as of the Effective Time) from all of the directors and from such of the Company's and each Included Subsidiary's officers as Buyer shall have requested prior to the Effective Time;

                  (v) a copy of the Articles of Incorporation of the Company and the organizational documents of each Included Subsidiary, certified by the Department of Financial Institutions of the State of Wisconsin or the Secretary of State or other appropriate authority of the jurisdiction of its incorporation, and certificates of good standing (or document of similar import) from such authority evidencing the good standing of the Company and each Included Subsidiary in each such jurisdiction;

                  (vi) a copy of each of (A) the texts of the resolutions adopted by the Board of Directors of the Company and the Company Shareholders, respectively, authorizing the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of all of the transactions contemplated by this Agreement and the Articles of Merger and approving the Key Employee Compensation Plan and (B) the Bylaws of the Company, together with certificates executed on behalf of the Company by its corporate secretary certifying to Buyer that such copies are true and complete copies of such resolutions and Bylaws, respectively, and that such resolutions and Bylaws were duly adopted and have not been amended or rescinded;

                  (vii) a copy of the Indemnification Agreement, executed by all Company Shareholders other than the ESOP, in the form attached hereto as EXHIBIT L;

                  (viii) a copy of the Escrow Agreement, executed by all Company Shareholders, in the form attached hereto as EXHIBIT E;

                  (ix) a written opinion of Michael Best & Friedrich LLP, counsel to the Company, dated as of the Effective Date, addressed to Buyer and satisfactory to Buyer's counsel, in form and substance substantially as set forth on EXHIBIT M;

                  (x) executed copies of all Debt Payoff Instruments and evidence, in a form reasonably satisfactory to Buyer, of the defeasance of the Faribault Bonds;

                  (xi)     executed copies of the Jarvela Release;

                  (xii) a guaranty, in the form attached hereto as EXHIBIT O, from Jerome K. Jerome to the Company pursuant to which Jerome K. Jerome guarantees the obligations of Karim Esmailzadeh and Ruthann Esmailzadeh under that certain Contract for Deed, dated December 17, 1996, from Karim Esmailzadeh and Ruthann Esmailzadeh to the Company;

                  (xiii) copies of a Restrictive Covenant in substantially the form set forth on EXHIBIT J-3 for each parcel of real property as indicated on EXHIBIT J-2, executed by the owner of such property;

                  (xiv) copies of an Option to Purchase and Right of First Refusal in substantially the form set forth on EXHIBIT J-4 for each parcel of real property as indicated on EXHIBIT J-2, executed by the owner of such property;

                  (xv) copies of leases in the forms set forth on EXHIBIT J-6 for each parcel of Unwanted Real Property set forth on EXHIBIT J-5, executed by the owner of such property;

                  (xvi) copies of the insurance policies, in the form previously agreed by Buyer and the Company Shareholders, supporting the Company Shareholders' indemnification obligations with respect to the representations and warranties contained in Article III of this Agreement, together with a certificate or certificates of insurance certifying that such insurance is in full force and effect; and

                  (xvii) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

7.02     CONDITIONS TO THE COMPANY'S OBLIGATIONS.

         The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or before the Effective Time:

         (a) REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects at and as of the Effective Time (except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date) as though then made and as though the Effective Time had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Buyer of discoveries, events or occurrences arising on or after the date hereof).

         (b) COVENANTS PERFORMED. Buyer and Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement and the Articles of Merger prior to the Effective Time, and Merger Sub shall have executed the Articles of Merger.

         (c) CONSENTS OBTAINED. All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained.

         (d) SHAREHOLDER APPROVAL. The Merger, this Agreement, the Articles of Merger and the Key Employee Compensation Plan shall have been duly and validly approved by the Company Shareholders.

         (e) NO PROHIBITIONS. There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by this Agreement or the Articles of Merger or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, the Articles of Merger or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby.

         (f) NO GOVERNMENT ACTIONS TAKEN. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement or the Articles of Merger by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.02(e) hereof.

         (g) EMPLOYMENT AGREEMENT. Buyer shall have entered into the Employment Agreement, in the form attached hereto as EXHIBIT K, with Jerome K. Jerome.

         (h) DELIVERY OF CERTAIN DOCUMENTS. At or prior to the Effective Time, Buyer will have delivered to the Company:

                  (i) a certificate of a Senior Vice President of Buyer and the President of Merger Sub, dated as of the date of the Effective Time, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

                  (ii) an executed copy of the Indemnification Agreement in the form attached hereto as EXHIBIT L;

                  (iii) a copy of the Escrow Agreement, executed by Buyer, in the form attached hereto as EXHIBIT E;

                  (iv) a written opinion of Dorsey & Whitney LLP, counsel to Buyer, dated as of the Effective Date, addressed to the Company and the Company Shareholders and satisfactory to the Company's counsel, in form and substance substantially as set forth on EXHIBIT N; and

                  (v) a written opinion of the General Counsel of Buyer, dated as of the Effective Date, addressed to Jerome
                           K. Jerome and satisfactory to the Company's counsel, as to the authorization, execution, delivery and enforceability of the Employment Agreement.

                                  ARTICLE VIII
                                  TERMINATION

8.01     TERMINATION.

         This Agreement may be terminated at any time prior to the Effective
Time:

         (a)      by the mutual written consent of Buyer and the Company;

         (b) by either Buyer or the Company, if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other party in the representations, warranties and covenants set forth in this Agreement; PROVIDED that, in the event of a breach of a covenant that is capable of being cured, notice of the breach of such covenant has been delivered by the non-breaching party and the breaching party does not cure such breach by the earlier to occur of tenth business day or the date provided in Section 8.01(c) hereof;

         (c) by either Buyer or the Company, if the transactions contemplated hereby have not been consummated by March 1, 2001; PROVIDED THAT, neither party will be entitled to terminate this Agreement pursuant to this Section 8.01(c) hereof if such party's breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement; or

         (d) by Buyer, after the date hereof, if there shall have been a material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company and the Included Subsidiaries, taken as a whole, which material adverse change cannot be remedied by March 1, 2001, or if an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change.

8.02     EFFECT OF TERMINATION.

         In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.01 hereof, all provisions of this Agreement shall terminate, and there shall be no liability on the part of any of Buyer, Merger Sub, or the Company or their respective shareholders, officers, or directors, except that: (i) Sections 5.09 (confidentiality), 14.01 (press releases), 14.02 (expenses) and 14.10 (governing law) hereof shall survive indefinitely and (ii) the parties shall remain liable for their willful breaches of this Agreement prior to the time of such termination.

                                   ARTICLE IX
                             POST-CLOSING ADJUSTMENT

9.01     PREPARATION OF CLOSING DATE BALANCE SHEET.

         The Company shall close its books as of the close of business on the Closing Date. As soon as practicable after the Closing Date (but in any event within 60 days of such date), Buyer shall prepare, or cause to be prepared, the balance sheet of the Business as of the Closing Date (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be prepared in a manner consistent with past accounting practices of the Company, except that, in the event of any conflict or difference between consistency of application of such practices and GAAP, GAAP shall prevail. Buyer shall deliver the Closing Balance Sheet to the Shareholder Representative (as defined in Section 12.01 hereof) within five (5) business days of the preparation thereof.

9.02     DETERMINATION OF CLOSING DATE WORKING CAPITAL.

         The Closing Balance Sheet shall include a determination of the Closing Date Working Capital (as such term is defined in Section 9.04 hereof) of the Surviving Corporation. In the event the Shareholder Representative disagrees with such determination of the Closing Date Working Capital, the Shareholder Representative shall notify Buyer of such disagreement within twenty (20) business days of receipt of the Closing Balance Sheet, and during such twenty (20) business day period, Buyer shall afford the Shareholder Representative and his advisors with reasonable access to the books of account and records of the Company. Within ten (10) business days following the end of such twenty (20) business day period, the Shareholder Representative shall further notify Buyer of the amount the Shareholder Representative has determined as the Closing Date Working Capital. If such notice is not given, the determination of Closing Date Working Capital included in the Closing Balance Sheet will be final and binding. If the Shareholder Representative delivers the notice setting forth its disagreement with such determination, and Buyer and the Shareholder Representative are unable to resolve the disagreement within ten (10) business days, the Chief Financial Officer of Buyer and the Shareholder Representative shall agree to retain the Minneapolis office of the accounting firm of KPMG Peat Marwick (the "EXPERT") to arbitrate the dispute and render a decision regarding the Closing Date Working Capital within thirty (30) days of such retention, which decision shall be final and binding; PROVIDED, HOWEVER, that the Expert, promptly upon its engagement, shall disclose any business relationship it currently has, or has in the past three (3) years had, with Buyer or Seller or any of their respective affiliates and the party with whom the Expert does not have a relationship shall be entitled to propose a different, independent nationally recognized accounting firm to act as Expert, which firm shall be subject to the review and approval, not to be unreasonably withheld, of the other party. Such proposed Expert shall disclose any business relationship it currently has, or has in the past three (3) years had, with Buyer or Seller and shall be subject to replacement in accordance with the proviso of the preceding sentence. The Expert shall conduct such arbitration by reviewing the Closing Balance Sheet with the understanding that such Closing

         Balance Sheet was to be prepared in a manner consistent with the accounting principles identified in Section 9.01 hereof. The party whose determination of Closing Date Working Capital is furthest from the amount determined by the Expert shall bear its own costs and expenses, the fees and expenses of the Expert and the out-of-pocket costs and expenses (including legal fees and costs) of the other party thereto.

9.03     ADJUSTMENT OF MERGER CONSIDERATION.

         Subject to Section 9.04 hereof,

         (a) In the event that the Closing Date Working Capital is less than $26,379,000 (the "TARGET WORKING CAPITAL"), the Escrow Agent shall deliver to Buyer the amount of such shortfall from the Post-Closing Adjustment Escrow Amount, and if such shortfall exceeds the Post-Closing Adjustment Escrow Amount, the Shareholder Representative shall cause the Company Shareholders (other than the ESOP) to deliver to Buyer, within five (5) business days after the later of the delivery of the Closing Balance Sheet or final resolution of any dispute regarding the Closing Date Working Capital as provided in
                  Section 9.02 hereof, cash in an amount equal to the amount by which such shortfall exceeds the Post-Closing Adjustment Escrow Amount. If such shortfall is less than the Post-Closing Adjustment Escrow Amount, the Escrow Agent shall deliver to the Shareholder Representative, on behalf of the Company Shareholders other than the ESOP, and to the ESOP, the amount of the Post-Closing Adjustment Escrow Amount remaining after it has delivered to Buyer the amount of such shortfall from the Post-Closing Adjustment Escrow Amount. Such remaining amount of the Post-Closing Adjustment Escrow Amount shall be apportioned between the Shareholder Representative and the ESOP as follows: (i) to the Shareholder Representative, a percentage of such amount equal to the percentage of Company capital stock held by all Company Shareholders other than the ESOP at the Effective Time (the "NON-ESOP SHAREHOLDERS PERCENTAGE") and (ii) to the ESOP, a percentage of such amount equal to 100% minus the Non-ESOP Shareholders Percentage (the "ESOP SHAREHOLDERS PERCENTAGE").

         (b) In the event that the Closing Date Working Capital is greater than the Target Working Capital, Buyer shall deliver to the Company Shareholders, within five (5) business days after the later of the delivery of the Closing Balance Sheet or final resolution of any dispute regarding the Closing Date Working Capital as provided in Section 9.02 hereof, cash in an amount equal to the amount by which the Closing Date Working Capital exceeds the Target Working Capital and the Escrow Agent shall deliver to the Shareholder Representative, on behalf of the Company Shareholders, other than the ESOP the Non-ESOP Shareholders Percentage and to the ESOP, the ESOP Shareholders Percentage of the Post-Closing Adjustment Escrow Amount.

9.04     DEFINITION OF WORKING CAPITAL; ESTIMATE.

         For the purposes of this Agreement, "CLOSING DATE WORKING CAPITAL" shall mean, with respect to the Business as of the close of business on the Closing Date (after giving effect to the Disposition and to all transactions required by this Agreement to be effected prior to the Effective Time, including the Pre-Closing Plan Termination contemplated by Section 5.09 hereof and the payment of all Debt in accordance with
         Section 5.13 hereof) the excess of current assets (excluding cash) over current liabilities (excluding short-term debt and the current portion of long-term debt), all determined in accordance with GAAP applied on a basis consistent with the preparation of the Pro Forma Latest Balance Sheet; PROVIDED, HOWEVER, that, with respect to the calculation of Closing Date Working Capital (i) any liability related to deferred compensation shall be treated as a long-term liability in such calculation and in a manner consistent with the February 26, 2000 balance sheet included in the Company Financial Statements and (ii) such calculation shall exclude the effect of any reclassification of any deferred compensation as a current liability on the books and records of the Company. Buyer and the Company estimate, as of the date hereof, that the Closing Date Working Capital will exceed the Target Working Capital by approximately $20.0 million. Accordingly, (i) Buyer has agreed that, on the Closing Date, it will pay such amount to the Company Shareholders in accordance with Sections 2.01 and 2.03 hereof as though such amount were Merger Consideration and (ii) Buyer and the Company agree that such amount shall be subtracted from the computation of Closing Date Working Capital for purposes of determining the final adjustment of the Merger Consideration in this Article IX.


                                    ARTICLE X
                             ADDITIONAL AGREEMENTS

10.01    MERGER EXPENSES.

         Each party to this Agreement shall bear all of its Merger Expenses, regardless of whether the Merger is consummated. In addition, the Company Shareholders, and not the Company, shall pay, and shall, in accordance with and subject to the provisions of Article XI hereof, indemnify Buyer, for any and all Merger Expenses of the Company incurred prior to the Effective Time, to the extent not taken into account in the Closing Balance Sheet pursuant to Article IX hereof. The term "MERGER EXPENSES" shall mean, with respect to any party hereto, all fees and expenses relating to the Merger, including the negotiation of this Agreement, the performance of any obligations under this Agreement and all ancillary agreements hereto, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the fees and expenses of any attorneys, accountants, financial advisors (including Houlihan, Lokey, Howard & Zukin Capital, the financial advisors to the ESOP or Goldman, Sachs & Co.) or brokers and finders hired or otherwise engaged by the Company, the ESOP or Buyer, as applicable).

10.02    BROKER'S OR FINDER'S FEES.

         Each of Buyer and the Company shall indemnify, defend and hold harmless the other party against the claims or any brokers or finders claiming by, through or under the indemnifying party.


                                   ARTICLE XI
                            SURVIVAL; INDEMNIFICATION

11.01    SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND THIRD PARTY CLAIMS.

         (a) Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Articles III and IV hereof shall survive the Effective Time for the following periods (each a "SURVIVAL PERIOD" and, collectively, the "SURVIVAL PERIODS"): (i) two years from the Effective Date with respect to the specific representations and warranties contained in Articles III and IV of this Agreement, except as otherwise specifically provided herein and giving effect to supplements to the Disclosure Schedule as to which Buyer has provided its written consent in accordance with Section 5.01(f) hereof for events or occurrences arising after the date hereof, (ii) until six months following the expiration of the applicable state and federal statutes of limitations (including any extension periods) applicable to the representations and warranties set forth in Sections 3.16 (relating to Tax matters) and 3.22 (relating to employee benefits matters) hereof, (iii) ten years from the Effective Date with respect to the representations and warranties set forth in Section 3.27 hereof (relating to environmental matters) and (iv) indefinitely with respect to the representations and warranties set forth in Section 3.06 hereof (relating to capital stock); PROVIDED, HOWEVER, in all instances that, with respect to any specific representation or warranty under which an Indemnified Party (as defined in Section 11.03 hereof) shall have delivered a notice of a claim under Section 11.02(a) or (b) hereof prior to the respective termination date for the Survival Period of such representation or warranty as set forth in this Section 11.01(a) and as to which such claim has not been completely and finally resolved prior to such termination date, such representation or warranty shall survive for purposes of such claim for the period of time beyond such termination date sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

         (b) The indemnification obligations of the Company Shareholders and Buyer and Merger Sub with respect to Third Party Claims (other than Third Party Claims relating to capital stock) shall terminate (i) two years from the Effective Date with respect to all Third Party Claims, except as otherwise specifically provided herein, (ii) on the date that is six months following the expiration of the last remaining state and federal statutes of limitations (including any extension periods) with respect to Third Party Claims relating to Tax matters or employee benefits matters and (iii) on the date that is ten years from the Effective Date with respect to Third Party Claims relating to environmental matters; PROVIDED, HOWEVER, in all instances that, with respect to any Third Party Claim for which an Indemnified Party shall have delivered a Third Party Claim Notice (as defined in Section 11.03(a) hereof) to an Indemnifying Party (as defined in Section 11.03 hereof) prior to the respective termination date for such Third Party Claim as set forth in this Section 11.01(b) and as to which such Third Party Claim has not been completely and finally resolved prior to such termination date, the related indemnification obligation for such Third Party Claim shall survive for the period of time beyond such termination date sufficient to resolve, completely and finally, the Third Party Claim.

11.02    INDEMNIFICATION.

         (a) Subject to the limitations of Sections 11.01, 11.04(a) and 11.04(b) hereof, the Company Shareholders, jointly and severally, agree to indemnify in full Buyer and the Surviving Corporation and their respective officers, directors, employees, agents and stockholders (collectively, the "BUYER INDEMNIFIED PARTIES") and hold them harmless against any loss, liability, penalty, fines, settlement, deficiency, damage, expense or cost (including reasonable legal expenses) (collectively, "LOSSES"), which Buyer Indemnified Parties may suffer, sustain or become subject to, whether or not incurred or paid prior to the termination date of the applicable Survival Period, if any, as a result of (i) any misrepresentation in any of the representations and warranties of the Company contained in this Agreement or in any exhibits, schedules or certificates delivered or to be delivered by or on behalf of the Company pursuant to the terms of this Agreement or in any other documents described in Article VII hereof that are to be so delivered (collectively, the "SELLER RELATED DOCUMENTS") (except for misrepresentations of the representations and warranties contained in Section 3.05 hereof to the extent such representations and warranties relate solely to matters covered by Section 5.16 hereof, as to which no indemnification shall be available hereunder), (ii) any breach of, or failure to perform, any agreement of the Company or the Company Shareholders contained in this Agreement or any of the Seller Related Documents, (iii) any Third Party Claims (as defined in Section 11.03(a) hereof) or threatened Third Party Claims against Buyer or the Surviving Corporation arising out of the actions or inactions of the Company or the Company Shareholders with respect to the Company's or any Subsidiary's business (including the Other Business) or the Real Property prior to the Effective Time, including without limitation, Third Party Claims for product liability or product recalls related to the Company's products sold prior to the Effective Time or the Company's products in process or in inventory at the Effective Time and acquired by Buyer as a consequence of the Merger, (iv) any claim or liability (including any liability for Taxes) arising out of,


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                  based upon events or circumstances occurring in connection with or resulting from (A) the Disposition or (B) the operation or ownership of the Other Business after the Effective Time, (v) any Merger Expenses (except to the extent included in the Closing Date Balance Sheet and taken into account in the determination of any adjustment to the Merger Consideration in accordance with Article IX hereof), and any claim by LaSalle Bank National Association with respect to its role as trustee and advisor to the ESOP in connection with the transactions contemplated by this Agreement, including any claim, including any claim for indemnification, under the Trustee Agreement between LaSalle Bank National Association and the Company, (vi) any Pre-Closing Compensation Plan Termination, (vii) any contact prior to the Effective Time between (A) water from the production well (designated as Unique Well No, 217744 (OPDCCSTL) located at the Company's Faribault, Minnesota facilities (the "FARIBAULT WELL") that has been contaminated, adulterated or otherwise impacted by any Hazardous Material and (B) any food or food grade materials or products produced, processed or handled at the Company's Faribault, Minnesota facilities or any food-contact surfaces at such facilities, (viii) the operation or use of the wastewater treatment plant in Barron, Wisconsin having WPDES permit no. WI-00704408-7 (the "BARRON TREATMENT PLANT") by any person or entity other than the Company prior to the Effective Time for any purpose other than a wastewater treatment facility solely dedicated to treatment of the Company's turkey processing facility in Barron, Wisconsin and
                  (ix) any notice delivered by, or determination of, any governmental agency identified in SCHEDULE 11.02(a)(ix) that any consent, approval, exemption or authorization with respect to the permits, licenses, registrations or approvals identified in such Schedule was required in connection with the execution of this Agreement or the transactions contemplated hereby, which notice or determination is made within two (2) years after the Effective Date. Buyer Indemnified Parties shall be entitled to recover any Losses for which the Company Shareholders are obligated to indemnify under this Article XI, (x) first, from the Escrow Agent, an amount equal to any Losses any Buyer Indemnified Party may suffer hereunder pursuant to Section 11.05 hereof and (y) second, if and to the extent that the Escrow Amount is not sufficient to cover such Losses, from the Company Shareholders (other than the ESOP) pursuant to the terms of the Indemnification Agreement. Notwithstanding anything in this Agreement or in any Seller Related Document to the contrary, the Company Shareholders shall have no liability or obligation to indemnify any Buyer Indemnified Party, under this Article XI or otherwise, and no Buyer Indemnified Party shall have any claim against the Company Shareholders, for any Losses relating to any of the following: (1) the operation by the Company, the adequacy of existing or future capacity and the planned facility upgrade of the Barron Treatment Plant, specifically including, but not limited to, costs of construction, design and operation of the Barron Treatment Plant, sludge handling or treatment, if required, costs of lagoon and seepage cell abandonment and groundwater impacts, monitoring or cleanup, if required; PROVIDED, HOWEVER, that the Company Shareholders shall be responsible for any


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                  Losses relating to the operation of the Barron Treatment Plant by any person or entity other than the Company prior to the Effective Time for any purpose other than a wastewater treatment facility solely dedicated to treatment of the Company's turkey processing facility in Barron, Wisconsin, specifically including, but not limited to, costs of sludge handling or treatment, lagoon and seepage cell abandonment and groundwater impacts, monitoring or cleanup to the extent they relate to the operation of the Barron Treatment Plant by any person or entity other than the Company prior to the Effective Time for any purpose other than a wastewater treatment facility solely dedicated to treatment of the Company's turkey processing facility in Barron, Wisconsin; (2) the operation by the Company, the adequacy of existing or future capacity, the facility upgrade, if required, and the industrial wastewater discharge contract and charges concerning the Company's Faribault, Minnesota wastewater treatment system PROVIDED, HOWEVER, that the Company Shareholders shall be responsible for any Losses relating to the operation of the Company's Faribault, Minnesota wastewater treatment system by any person or entity other than the Company prior to the Effective Time; and (3) except as otherwise provided in Section 11.02(d)(vii) above, the past, present or future use of the Faribault Well for any and all purposes.

         (b) Subject to the limitations of Sections 11.01 and 11.04(c) hereof, Buyer and Merger Sub agree to indemnify in full the Company Shareholders (collectively the "SHAREHOLDER INDEMNIFIED PARTIES") and hold them harmless against any Losses which the Shareholder Indemnified Parties may suffer, sustain or become subject to, prior to the second anniversary of the Effective Date, as a result of (i) any misrepresentation of any of the representations and warranties of Buyer or Merger Sub contained in this Agreement or in any exhibits, schedules or certificates delivered or to be delivered by or on behalf of Buyer or Merger Sub pursuant to the terms of this Agreement or in any other documents described in Article VII hereof that are to be so delivered (collectively, the "BUYER RELATED DOCUMENTS") or (ii) any breach of, or failure to perform, any agreement of Buyer or Merger Sub contained in this Agreement or any of the Buyer Related Documents.

         (c) Each of the Company Shareholders and the Shareholder Representative hereby agrees that if, following the Closing, any payment is made by such Company Shareholder in respect of any Losses (a "LOSS PAYMENT"), such Company Shareholder shall have no rights against the Surviving Corporation, or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Surviving Corporation or any such person with respect thereto. Any rights with respect to Loss Payments which any of the Company Shareholders or the Shareholder Representative may, by operation or law or otherwise, have against the Surviving Corporation or any such person shall, effective at the time of the Closing, be deemed to be hereby expressly and knowingly waived.


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11.03    METHOD OF ASSERTING CLAIMS.

         As used herein, "INDEMNIFIED PARTY" shall refer either to a Buyer Indemnified Party or a Shareholder Indemnified Party, as applicable, and "INDEMNIFYING PARTY" shall refer to the party obligated hereunder to indemnify such Indemnified Party.

         (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for liability, costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "THIRD PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party prompt notice thereof (a "THIRD PARTY CLAIM NOTICE"), including, in reasonable detail, the identity of the third party and the nature and amount of the Third Party Claim, which notice shall be delivered promptly to the Indemnifying Party. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Third Party Claim. The Indemnifying Party shall be entitled to contest and defend such Third Party Claim; PROVIDED, that the Indemnifying Party diligently contests and defends such Third Party Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within 20 business days after the Indemnified Party's Third Party Claim Notice (but, in all events, at least five business days prior to the date that an answer to such Third Party Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Claim without the consent of the other party, which consent will not be unreasonably withheld; provided that, if a Third Party Claim seeks monetary damages as its sole relief, the Indemnifying Party will be responsible for payment of 100% of the final damage amount, and the concession, settlement or compromise includes a complete release of the Indemnified Parties with respect to the manners underlying such Third Party Claim, then the Indemnifying Party may concede, settle or compromise such Third Party Claim without the consent of the Indemnified Party. Notwithstanding the foregoing, (i) if a Third Party Claim seeks equitable relief or (ii) if the subject matter of a Third Party Claim relates to the ongoing business of any of the Indemnified Parties, which Third Party


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                  Claim, if decided against any of the Indemnified Parties,
                  would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Third Party Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Third Party Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Third Party Claim.

         (b) In the event any Indemnified Party should have a claim against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party, which notice shall set forth in reasonable detail the identity, nature and amount of Losses related to such claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the claim described in such notice or fails to notify the Indemnified Party within 20 days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Shareholder Representative, the trustee of the ESOP (to the extent such liability is capable of being satisfied from the Escrow Amount) and the Chief Financial Officer of Buyer will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through such negotiations within 60 days after the delivery of the Indemnifying Party's notice, such dispute shall be resolved fully and finally in Minneapolis, Minnesota by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. The party whose position in the dispute (at the time the dispute was submitted to arbitration) is furthest from the resolution of the dispute rendered by the arbitrator shall pay all costs and expenses of the other party in connection with the arbitration and the costs and the costs and expenses of the arbitrator.

         (c) The Surviving Corporation shall not be deemed to have notice of any claim or of any breach by the Company of any representation, warranty, covenant or agreement under this Agreement by virtue of knowledge acquired on or prior to the date of the Closing by an employee of the Company or any Subsidiary.

         (d) Any notice required to be delivered to the Company Shareholders pursuant to this Article XI shall be deemed to have been duly delivered to the Company Shareholders if delivered to the Shareholder Representative and (to the extent


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                  such liability is capable of being satisfied from the Escrow
                  Amount) the trustee for the ESOP.

         (e) Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in Section 11.06 hereof), the ESOP shall not be obligated to pay any amounts pursuant to this Article XI in excess of the amounts held in the Escrow Account (as defined in the Escrow Agreement).

11.04    LIMITATIONS ON INDEMNITY.

         (a) The Company Shareholders shall be liable for claims under Sections 11.02(a)(i) and 11.02(a)(iii) hereof only if the aggregate amount of all Losses for claims under Sections 11.02(a)(i) and 11.02(a)(iii) hereof exceeds $750,000 (the
                  "BASKET AMOUNT"). The Basket Amount shall not apply to claims other than claims under Sections 11.02(a)(i) and 11.02(a)(iii) hereof. In the event that Losses for claims under Sections 11.02(a)(i) and 11.02(a)(iii) hereof exceed the Basket Amount or in the event of Losses for claims other than claims under Sections 11.02(a)(i) and 11.02(a)(iii) hereof, the Company Shareholders shall be obligated, jointly and severally, with each other to indemnify Buyer Indemnified Parties for the entire amount of all such Losses without deduction up to the total of the Cap Amount in effect at the time that a notice of a claim for Losses is made; PROVIDED, HOWEVER, that the joint and several obligation of the ESOP with the other Company Shareholders shall be limited to the Escrow Amount (except as otherwise provided in Section 11.06 hereof). The "CAP AMOUNT" shall be equal to:

                  (i) for the period from the Effective Date through the date that is six (6) months after the Effective Date (the "INITIAL CAP PERIOD"), $100 million,

                  (ii) for the six-month period commencing upon expiration of the Initial Cap Period and ending on the date that is six (6) months after such expiration (the "SECOND CAP PERIOD"), an amount equal to $66 million less (x) the aggregate amount of Losses in excess of $34 million for which the Company Shareholders were obligated to indemnify the Buyer Indemnified Parties for claims subject to the Cap Amount made during the Initial Cap Period plus (y) the aggregate amount of
                           (I) all claims subject to the Cap Amount for Losses up to $34 million pending upon expiration of the Initial Cap Period less (II) the aggregate amount of Losses for which the Company Shareholders were obligated to indemnify the Buyer Indemnified Parties for claims subject to the Cap Amount made during the Initial Cap Period, and

                  (iii) after expiration of the Second Cap Period, an amount equal to $33.75 million less (x) the aggregate amount of Losses in excess of $66.25 million for which the Company Shareholders were obligated to

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

                           indemnify the Buyer Indemnified Parties for claims subject to the Cap Amount made during the Initial
                           Cap Period and the Second Cap Period plus (y) the aggregate amount of (I) all claims subject to the Cap Amount for Losses up to $66.25 million pending upon expiration of the Second Cap Period less (II) the aggregate amount of Losses for which the Company Shareholders were obligated to indemnify the Buyer Indemnified Parties for claims subject to the Cap Amount made during the Initial Cap Period or the Second Cap Period.

                  Except as otherwise set forth in the next two sentences, the Cap Amount shall be the maximum aggregate liability of the Company Shareholders to the Buyer Indemnified Parties under
                  Section 11.02(a) hereof; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary provided in this Agreement, the maximum aggregate liability of the ESOP to the Buyer Indemnified Parties under this Agreement shall not exceed the Escrow Amount and such liability shall be satisfied only from funds held in the Escrow Account (as defined in the Escrow Agreement (and neither the Shareholder Representative nor the Company Shareholders shall in any event have any right to contribution or otherwise against the ESOP). The limitations on the indemnity obligations of the Company Shareholders set forth in this Section 11.04(a) shall not apply to (i) claims for indemnification under Section 11.02(a)(i) hereof for breaches of the representations set forth in Sections 3.01 (Incorporation and Corporate Power),
                  3.02 (Execution, Delivery, Valid and Binding Agreement), 3.03 (Approval of the Merger Agreement, Meeting of Shareholders),
                  3.06 (Capital Stock) and 3.16 (Tax Matters) hereof, (ii) claims for indemnification under Sections 11.02(a)(iv), 11.02(a)(v), 11.02(a)(vi), 11.02(a)(vii), 11.02(a)(viii) or
                  11.02(a)(ix) hereof or (iii) claims for indemnification based upon allegations of fraud or other intentional breach of an obligation of or with respect to the other parties in connection with this Agreement. The maximum aggregate liability of the Company Shareholders to Buyer in connection with complying with the covenants contained in Section 5.14(d) hereof, except for the Company Shareholders' obligations in respect of collateral damage thereunder, shall not exceed $2.0 million, not including the costs of conducting Phase I or Phase II assessments which shall be an expense of Buyer.

         (b) The Company Shareholders shall be entitled to offset against their indemnification obligations under Section 11.02 hereof for any Loss the amount of any reserve that was established in the Closing Balance Sheet specifically for claims giving rise to such Loss. This right of offset may be exercised by the Company Shareholders in their sole discretion by delivering a notice to Buyer thereof and following Buyer's and the Shareholder Representative's (i) acknowledgment that such a reserve applies to such Loss and (ii) agreement upon the amount of such reserve available for such purpose.

         (c) Buyer and Merger Sub shall be liable for claims under Section 11.02(b)(i) hereof only if the aggregate amount of all Losses for claims under Section

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

                  11.02(b)(i) hereof exceeds the Basket Amount. The Basket Amount shall not apply to claims against Buyer or Merger Sub other than claims under Section 11.02(b)(i) hereof. In the event that Losses for claims under Section 11.02(b)(i) hereof exceed the Basket Amount or in the event of Losses for claims other than claims under Section 11.02(b)(i) hereof, Buyer and Merger Sub shall be obligated, jointly and severally, to indemnify the Shareholder Indemnified Parties for the entire amount of all such Losses without deduction up to a total of the Cap Amount in effect at the time the Claim for Losses is made. Except as otherwise set forth in the next sentence, the Cap Amount shall be the maximum aggregate liability of Buyer and Merger Sub to the Shareholder Indemnified Parties under
                  Section 11.02(b) hereof. The limitations on the indemnity obligations of Buyer and Merger Sub set forth in this
                  Section 11.04(c) shall not apply to (i) claims for indemnification under Section 11.02(b)(i) hereof for breaches of the representations set forth in Sections 4.01 (Incorporation and Corporate Power) and 4.02 (Execution, Delivery, Valid and Binding Agreement) hereof or (ii) claims for indemnification based upon allegations of fraud or other intentional breach of an obligation of or with respect to the other parties in connection with this Agreement.

         (d) In computing the amount of indemnifiable Losses, there shall be deducted therefrom an amount equal to the amount of insurance proceeds, if any, which an Indemnified Party or any of its affiliates actually receives as a consequence of any loss, claim, damage, liability, cost, expense or deficiency giving rise to such Losses.

         (e) In computing the amount of indemnifiable Losses, there shall be (i) deducted therefrom an amount equal to the amount of any Tax benefit actually realized by the Indemnified Party attributable to the loss, claim, damage, liability, cost, expense or deficiency giving rise to such Losses and (ii) added thereto an amount equal to any increased tax liability of the Indemnified Party as a result of inclusion in income of any part of payments made in respect of such Losses. If and to the extent an Indemnified Party has not actually realized such Tax benefit at the time the Indemnifying Party makes an indemnity payment, the Indemnified Party shall make a payment (or, as appropriate, payments) at such time as it actually realizes such Tax benefits. For purposes of determining the amount of any Tax benefit or detriment pursuant to this
                  Section 11.04(e) hereof, the marginal combined federal and state income tax rate of the Indemnified Party shall be deemed to be forty percent (40%).

11.05    ESCROW AMOUNT.

         (a) The Post-Closing Adjustment Escrow Amount shall be held by the Escrow Agent in the Escrow Account pursuant to the terms of the Escrow Agreement from the Effective Date until the final resolution of any adjustment to the Merger Consideration is determined under Section 9.03 hereof and shall be

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

                  released by the Escrow Agent in accordance with Section 9.03 hereof and the terms of the Escrow Agreement.

         (b) The Environmental Remediation Escrow Amount shall be held by the Escrow Agent in the Escrow Account pursuant to the terms of the Escrow Agreement from the Effective Date until the expiration of the Environmental Remediation Escrow Period (as defined in the Escrow Agreement) and shall be released by the Escrow Agent in accordance with the terms of the Escrow Agreement.

         (c) The Indemnification Escrow Amount shall be held by the Escrow Agent in the Escrow Account pursuant to the terms of the Escrow Agreement from the Effective Date until two years after the Effective Date (the "INDEMNIFICATION ESCROW PERIOD"). During the Indemnification Escrow Period, if any Buyer Indemnified Party suffers Losses subject to indemnification pursuant to Section 11.02(a) hereof, it shall be entitled to recover from the Indemnification Escrow Amount an amount equal to the amount of the Loss pursuant to the terms of the Escrow Agreement.

         (d) At the end of the Indemnification Escrow Period, the Escrow Agent shall promptly deliver to the Shareholder Representative and the ESOP cash (the "RETURNED CASH") in amount equal to the then current balance of Indemnification Escrow Amount (subject to the prior reduction of the Indemnification Escrow Amount through the release of funds in the Escrow Fund in satisfaction of any Loss for which Buyer Indemnified Parties were entitled to indemnification pursuant to Section 11.02(a) hereof) less the aggregate value of all pending claims for indemnification under this Article XI made by Buyer, if any, for which notice has been timely filed by any Buyer Indemnified Party, and the Shareholder Representative shall in turn promptly deliver such cash to the Company Shareholders (other than the ESOP) pursuant to the terms of this Agreement. The Returned Cash shall be apportioned between the Shareholder Representative and the ESOP as follows: (i) to the Shareholder Representative, a percentage of such Returned Cash equal to the Non-ESOP Shareholders Percentage and (ii) to the ESOP, a percentage of such Returned Cash equal to the ESOP Shareholders Percentage. At the time that the Escrow Agent delivers the Returned Cash to the Shareholder Representative and the ESOP, the Escrow Agent shall deliver a notice to Buyer, the Shareholder Representative and the ESOP setting forth the amount of Returned Cash, the aggregate value of all pending claims for indemnification under this Article XI, if any, for which notice has been timely filed by any Buyer Indemnified Party, and the amount of the Indemnification Escrow Amount that will remain in escrow pursuant to the Escrow Agreement pending resolution of any such claims (the "RETAINED CASH").

         (e) Within ten (10) business days after the date on which a claim for indemnification of a Loss against Retained Cash has been completely and finally resolved in accordance with this Agreement, the Escrow Agent shall

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

                  deliver to the Shareholder Representative and the ESOP the Retained Cash less an amount of cash equal to the aggregate amount recovered by Buyer in connection with the final resolution of its claims against the Retained Cash.

         (f) Prior to release from the Escrow Account, all income earned on the Escrow Amount shall be taxable to Buyer as the owner thereof and shall be credited to the Escrow Account. On a quarterly basis, in accordance with the Escrow Agreement, the Escrow Agent shall disburse forty percent (40%) of the accumulated income in the Escrow Account, including investment income thereon, to Buyer and the remainder of any accumulated income shall remain in the Escrow Account until released in accordance with this Agreement and the Escrow Agreement.

11.06    EXCLUSIVITY.

         After the Closing, the rights set forth in this Article XI shall be each party's sole and exclusive remedies against the other parties hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to the other parties in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

11.07    MERGER CONSIDERATION ADJUSTMENT.

         Any indemnification payable under this Article XI shall be, to the extent permitted by law, an adjustment to the Merger Consideration. Buyer shall not be entitled to recover Losses with respect to any matter (including any breach of this Agreement by the Company Shareholders) relating to the Closing Date Working Capital to the extent such matter was expressly included in the Closing Date Balance Sheet and the calculation of Closing Date Working Capital and factored into the determination of any adjustment to the Merger Consideration pursuant to Article IX hereof.

11.08    INSURANCE.

         The Company Shareholders shall maintain in full force and effect during the Indemnification Escrow Period, the insurance policies supporting the Company Shareholders' indemnification obligations with respect to the representations and warranties contained in Article III of this Agreement in the form delivered to Buyer on the Closing Date.


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                                   ARTICLE XII
                   THE SHAREHOLDER REPRESENTATIVE AND ESOP TRUSTEE


12.01    APPOINTMENT.

         As used in this Agreement, the "SHAREHOLDER REPRESENTATIVE" shall mean Jerome K. Jerome, or any person appointed as a successor Shareholders' Representative pursuant to Section 12.02 hereof.

12.02    ELECTION AND REPLACEMENT.

         During the period ending upon the date when all obligations under this Agreement have been discharged (including all indemnification obligations under Article XI and the Indemnification Agreement), the Company Shareholders, other than the ESOP, who, immediately prior to the Effective Time, held Company Common Stock representing an aggregate number of shares of Company Common Stock which exceeded 50% of the amount of such Company Common Stock outstanding immediately prior to the Effective Time (a "MAJORITY"), may, from time to time upon written notice to the Shareholder Representative and Buyer, remove the Shareholder Representative or appoint a new Shareholder Representative to fill any vacancy created by the death, incapacitation, resignation or removal of the Shareholder Representative. Furthermore, if the Shareholder Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Shareholder Representative to fill the vacancy so created. If the Majority is required to but has not appointed a successor Shareholder Representative within 15 business days from a request by Buyer to appoint a successor Shareholder Representative, Buyer shall have the right to appoint a Shareholder Representative to fill any vacancy so created, and shall advise all those who were holders of Company Common Stock, other than the ESOP, immediately prior to the Effective Time of such appointment by written notice. A copy of any appointment by the Majority of any successor Shareholder Representative shall be provided to Buyer promptly after it shall have been effected.

12.03    AUTHORITY.

         The Shareholder Representative shall be authorized to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an "INSTRUMENT") which the Shareholder Representative determines in his discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Company Shareholders, other than the ESOP, such counsel, investment bankers, accountants, representatives and other professional advisors as he determines in his sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his rights and obligations hereunder. Any party receiving an Instrument from the Shareholder Representative shall have the

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         right to rely in good faith upon such certification, and
         to act in accordance with the Instrument without independent investigation.

12.04    NO LIABILITY OF BUYER.

         (a) Buyer (and the Surviving Corporation) shall have no liability to any Company Shareholder, other than the ESOP, or otherwise arising out of the acts or omissions of the Shareholder Representative or any disputes among the Company Shareholders or with the Shareholder Representative. Buyer shall have no direct liability to the Company Shareholders, other than the ESOP, under this Agreement or the other agreements referred to herein and may rely entirely on its dealings with, and notices to and from, the Shareholder Representative to satisfy any obligations it might have under this Agreement, any agreement referred to herein or otherwise to the Company Shareholders, other than the ESOP.

         (b) Buyer (and the Surviving Corporation) shall have no liability to any beneficiary of the ESOP, or otherwise arising out of the acts or omissions of the trustee of the ESOP or any disputes among such beneficiaries or with the trustee of the ESOP. Buyer shall have no direct liability to any beneficiary of the ESOP, under this Agreement or the other agreements referred to herein and may rely entirely on its dealings with, and notices to and from, the trustee of the ESOP to satisfy any obligations it might have under this Agreement, any agreement referred to herein or otherwise to the ESOP.


                                  ARTICLE XIII
                               CERTAIN TAX MATTERS

         The following provisions shall govern the allocation of responsibility as between Buyer and the Company Shareholders for certain Tax matters.

13.01    TAX PERIODS ENDING ON OR BEFORE OR INCLUDING THE EFFECTIVE DATE.

         Buyer shall prepare and file (or cause to be prepared and filed) at its own expense, on or prior to the due date, all Tax Returns for the Company and the Included Subsidiaries for all Tax periods ending on or prior to or including the Effective Date where the due date for such Tax Returns falls after the Effective Date (all Tax Returns described in this Section 13.01 and any schedules to be included therewith shall be prepared on a basis consistent with those of the Company prepared for prior Tax periods); PROVIDED, HOWEVER, that neither Buyer nor the Company shall file any such Tax Returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes for any Tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without the prior approval of the Shareholder Representative, which approval shall not be unreasonably withheld and, in addition to any applicable requirements set forth in


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         Section 11.03 hereof or herein, Buyer shall provide the Shareholder
         Representative with prompt notice of any inquiry, audit, or proceeding with respect to any Tax period or portion thereof ending on, prior to, or including the Closing Date and provide the Shareholder Representative with the right to participate with respect thereto. Buyer shall provide (or cause to be provided) the Shareholder Representative with a copy of appropriate workpapers, schedules, drafts and final copies of each such Tax Return of the Company or Included Subsidiary at least ten days before filing such return and shall reasonably cooperate with any request by the Shareholder Representative in connection therewith.

13.02    REFUNDS AND TAX BENEFITS.

         Any Tax refunds that are received by Buyer or the Company and the Included Subsidiaries, and any amounts credited against Tax to which Buyer or the Company and the Included Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before or including the Effective Date shall be for the account of the Company Shareholders, and Buyer shall pay to the Shareholder Representative any such refund or the amount of any such credit with fifteen (15) days after receipt or entitlement thereto.

13.03    CERTAIN BUYER COVENANTS.

         Without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld), neither Buyer, the Company, the Included Subsidiaries nor any affiliate of Buyer shall (i) make any election or (ii) file any amended Tax Return with any Tax authority with respect to any Tax period ending on, before or including the Effective Date that would have the effect of creating or increasing any indemnification obligations of the Company Shareholders under
         Section 11.02(a) hereof or under the Indemnification Agreement. Buyer shall not make an election under Section 338 of the Code with respect to the Company.

13.04    COOPERATION ON TAX MATTERS.

         Buyer, the Company and the Subsidiaries and the Shareholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article XIII and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Subsidiaries agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any Tax period beginning before the Effective Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or the Shareholder Representative, any extensions thereof) of the respective Tax periods, and to abide by all record

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         retention agreements entered into with any Taxing authority, and
         (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and the Subsidiaries or the Shareholder Representative, as the case may be, shall allow the other party to take possession of such books and records.


13.05    ALLOCATION OF TAXES.

         For purposes of this Agreement, in determining, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Effective Date, the portion of such Tax which relates to the portion of such Tax period ending on the Effective Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Effective Date and the denominator of which is the number of days in the entire Tax period and (b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Effective Date. Any credits relating to a Tax period that begins before and ends after the Effective Date shall be taken into account as though the relevant Tax period ended on the Effective Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Included Subsidiaries.


                                   ARTICLE XIV
                                  MISCELLANEOUS


14.01    PRESS RELEASES AND ANNOUNCEMENTS.

         Prior to the Effective Time, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company or any Subsidiary without prior written approval of the other party hereto (such approval not to be unreasonably withheld or delayed), except that Buyer may issue any such release (or other announcement) as it determines, in its sole discretion, may be required to comply with the requirements of this Agreement, applicable law or by obligations pursuant to any listing agreement with any national securities exchange. If Buyer determines that any such press release or public announcement is so required, Buyer shall use reasonable efforts to provide notice to, and to consult in good faith with, the Company (but shall not be required to obtain the consent of the Company) prior to issuing such press release or making such announcement.


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14.02    FURTHER ASSURANCES.

         The Company Shareholders agree that, on and after the Effective Date, they will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

14.03    AMENDMENT AND WAIVER.

         This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced; PROVIDED, HOWEVER, that after the approval of the Articles of Merger by the Company Shareholders, no amendment may be made which reduces the Merger Consideration or which effects any changes which would materially adversely affect the Company Shareholders without the further approval of the Company Shareholders. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

14.04    NOTICES.

         All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer, Merger Sub or the Company will, unless another address is specified in writing, be sent to the address indicated below:

         NOTICES TO BUYER OR MERGER SUB:

                 Hormel Foods Corporation
                 One Hormel Place
                 Austin, MN  55912
                 Attention: Chief Financial Officer and General Counsel Facsimile No.: (507) 437-5129

                      WITH A COPY TO:

                          Dorsey & Whitney LLP
                          220 South Sixth Street
                          Minneapolis, MN  55402
                          Attention:  Robert A. Rosenbaum, Esq.
                          Facsimile:  (612) 340-8738

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

         NOTICES TO THE SHAREHOLDER REPRESENTATIVE:

                 Jerome K. Jerome
                 1396 14 1/2 Avenue
                 Barron, WI  54812

                          WITH A COPY TO:

                                    Michael Best & Friedrich LLP
                                    One South Pinckney Street, Suite 700
                                    Madison, WI 53703
                                    Attention:  James R. Troupis, Esq.
                                    Facsimile: (608) 283-2275

         NOTICES TO THE ESOP:

                 LaSalle Bank N.A.
                 135 South LaSalle Street
                 Chicago, Illinois 60603
                 Attention:  E. Vaughn Gordy
                 Facsimile No.: (312) 904-0989

                          WITH A COPY TO:

                                    McDermott, Will & Emery
                                    227 West Monroe St.
                                    Chicago, IL 60606-5096
                                    Attention: William Merten
                                    Facsimile No.: (312) 984-7700

14.05    ASSIGNMENT.

         This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

14.06    SEVERABILITY.

         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.


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


14.07    COMPLETE AGREEMENT.

         This Agreement, the Articles of Merger, the Disclosure Schedule and the exhibits and the other documents referred to herein contain the complete agreement among the parties and supersede, except for the Confidentiality Agreement (as set forth in Section 5.09 hereof), any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

14.08    COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

14.09    GOVERNING LAW.

         Except to the extent that the Wisconsin Statutes applied to the terms and conditions of the Merger, the internal law, without regard for conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY. SIGNATURE PAGE FOLLOWS.]

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


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                 HORMEL FOODS CORPORATION


                                 By:      /s/ Joel W. Johnson
                                    -----------------------------------------
                                 Name:    Joel W. Johnson
                                 Title:   Chairman of the Board,
                                          Chief Executive Officer and President


                                 BADGER ACQUISITION CORPORATION


                                 By:      /s/ Michael J. McCoy
                                    ------------------------------------------
                                 Name:    Michael J. McCoy
                                 Title:   President


                                 JEROME FOODS, INC.


                                 By:      /s/ Jerome K. Jerome
                                    -----------------------------------------
                                 Name:    Jerome K. Jerome
                                 Title:   Chairman and CEO


                                 SHAREHOLDER REPRESENTATIVE


                                          /s/ Jerome K. Jerome
                                 --------------------------------------------
                                 Jerome K. Jerome


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